EXHIBIT 99.1

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR
ENDED DECEMBER 31, 2002, AS FILED IN PROXIM CORPORATION’S
ANNUAL REPORT ON FORM 10-K AND AS AMENDED HEREIN

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      Except for any historical information contained herein, the matters discussed in this Report contain certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations, cash flows, revenues, financing plans, business strategies and market acceptance of its products. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” and similar expressions, are intended to identify these forward-looking statements. These forward-looking statements are found at various places throughout this Report. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to those discussed below under “Risk Factors” and elsewhere in this Report.

      The following discussion should be read together with our financial statements and the related notes contained elsewhere in this Report.

Overview

      Proxim Corporation is the company created by the March 26, 2002 merger of Proxim, Inc. and Western Multiplex Corporation. The results for 2002 include the financial results of Western Multiplex for the period from January 1, 2002 to December 31, 2002, the results of the former Proxim, Inc. for the period from March 27, 2002 to December 31, 2002, and the results of the 802.11 WLAN systems business of Agere for the period from August 6, 2002 to December 31, 2002, in accordance with generally accepted accounting principles for accounting for business combinations. Western Multiplex was founded in 1979 in Sunnyvale, California as a vendor of radio components and related services. In 1992, Western Multiplex changed its strategy, becoming a designer and manufacturer of broadband wireless systems and launched its Lynx broadband wireless products. These point-to-point systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 1999, Western Multiplex introduced its Tsunami point-to-point broadband wireless systems, which primarily enable service providers, businesses and other enterprises to expand or establish private networks by bridging Internet traffic among multiple facilities. Based on Western Multiplex’s core technologies and the technology acquired through its purchase of WirelessHome Corporation in March 2001, Western Multiplex has developed point-to-multipoint systems that enable service providers, businesses and other enterprises to connect multiple facilities within a geographic area to a central hub. Western Multiplex began shipping its first generation of these products at the end of the fourth quarter of 2001. In March 2002, Western Multiplex merged with Proxim, Inc. located in Sunnyvale, California which designs, manufactures and markets high performance WLAN and building-to-building network products based on RF technology and changed the Western Multiplex name to Proxim Corporation. In April 2002, we acquired nBand Communications Inc., a start-up developer of next generation advanced application specific integrated circuits, or ASICs technology.

      On August 5, 2002, we completed our acquisition of the 802.11 WLAN systems business of Agere Systems, including its ORiNOCO product line, for $65 million in cash. To finance the acquisition, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities agreed to collectively invest $75 million in the Company. These investors received 1,640,000 shares of redeemable convertible

Series A preferred stock (“Preferred Stock”) in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of common stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Preferred Stock carrying value and recorded as additional paid-in capital. A deemed preferred stock dividend representing the beneficial conversion feature of the Preferred Stock of $2.7 million was reflected in the determination of the loss attributable to common stockholders. The investors were also issued $34 million of convertible notes. Upon the receipt of approval of our stockholders at a special meeting held on October 8, 2002, the notes issued to these investors were converted into 1,360,000 shares of Preferred Stock and warrants to purchase approximately 5.6 million shares of common stock valued at $1.6 million. The warrants were recorded as a reduction of the Preferred Stock carrying value and recorded as additional paid-in capital in the quarter ended December 31, 2002. In total, the investors were granted warrants to acquire 12,271,345 shares of common stock for approximately $3.06 per share valued at $14.0 million. The Preferred Stock and warrants issued to the investors represent approximately 25% of our outstanding common stock on an as-converted and as-exercised basis including dividends. In addition, in connection with the transaction, we entered into a patent cross-license agreement and settled all outstanding patent-related litigation with Agere, and have entered into a three-year strategic supply agreement, pursuant to which Agere will provide 802.11 chips, modules and cards to us at specified prices.

      The financial statements include the results of acquired subsidiaries from their respective dates of acquisition.

      Revenue. We generate revenue primarily from the sale of our Lynx and Tsunami systems for our WWAN product line, and the sale of 802.11a standards based products, acquired in the Proxim, Inc. acquisition, and ORiNOCO products acquired from Agere, for our WLAN product line. We introduced the Tsunami products during the fourth quarter of 1999. While our Tsunami products and Lynx products have similar pricing for comparable models, our Lynx product line contributes the largest part of our revenue. We began selling our Tsunami point-to-multipoint systems in 2001. We also generate a small percentage of our revenue from the sale of services and parts and rentals of our systems. We sell worldwide to service providers, businesses and other enterprises directly through our sales force and indirectly through distributors, value-added resellers and system integrators. Shipments to certain distributors are made under terms allowing certain rights of return, protection against subsequent price declines on our products held by our distributors and co-op marketing programs.

      Effective June 29, 2002, we began to recognize sales of our WWAN products to distributors with rights of return upon shipment by the distributors to the end user customer. Formerly, we recognized revenue for sales of WWAN products to distributors with rights of return upon shipment to the distributor and provided reserves for the estimated amount of product returns. The combination of the changes resulting from the acquisition of the Agere Systems 802.11 WLAN business and the adoption of one uniform method is consistent with our plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology was treated as a change in estimate, and was made on a prospective basis starting in the third quarter of 2002. Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from product rentals is recognized over the period of the rental.

      Revenue consists of product revenues, reduced by estimated sales returns and allowances. Provisions for estimated sales returns and allowances, which are based on historical trends, contractual terms and other available information, are recorded at the time revenue is recognized.

      Our sales force focuses on key strategic accounts and also develops relationships with end users that purchase through distributors and value-added resellers. Distributors sell our products to end users, and value-added resellers not only sell our products to end users, but also assist end users in network design, installation and testing. We market our products through strategic relationships we have with systems integrators, which design and install networks that incorporate our systems. Additionally, we sell directly to OEM customers. We sell both design-in products for integration into their wireless computing platforms and branded products as private label models. Any significant decline in direct sales to end users or in sales to our distributors or value-

added resellers, or the loss of any of our distributors, value-added resellers or OEM customers, could materially adversely affect our revenue.

      During 2002, we sold our products to approximately 170 customers in 45 countries. In 2002, international sales accounted for approximately 38% of our total revenue. We expect international sales to vary but remain significant as a percentage of overall sales in the future. Currently, all of our sales are denominated in U.S. dollars. Accordingly, we are not directly exposed to currency exchange risks other than the risk that exchange rate fluctuations may make our products more expensive for customers outside the United States and, as a result, could decrease international sales. In addition, we face risks inherent in conducting global business. These risks, which are more fully described herein, include extended collection time for receivables, reduced ability to enforce obligations and reduced protection for our intellectual property.

      As we have increased sales through our distributors and value-added resellers, we have experienced a decline in the average selling prices of our products. This is because the prices of the products that we sell indirectly through distributors and value-added resellers are typically lower than the prices of the products we sell directly through our sales force to end users. We have also lowered our prices for older products as we introduce additional products that provide faster data rates. These newer products have higher prices than our older products. Our international sales also have lower average selling prices when compared to our United States and Canadian selling prices. This is primarily due to our higher reliance on distributors and value-added resellers for international sales, and also because our lower speed products, with significantly lower prices, are being sold in larger quantities internationally than domestically. If indirect sales and sales in our international markets increase, we would expect that our average selling prices to further decline.

      Cost of revenue. Cost of revenue consists primarily of outsourced manufacturing costs, component costs, labor and overhead costs, costs of acquiring finished parts from original equipment manufacturers and original design manufacturers, customer service and warranty costs. We currently outsource the majority of our manufacturing and supply chain management to a limited number of independent contract manufacturers, who obtain components for our products from suppliers. Accordingly, a significant portion of our cost of revenue consists of payments to these contract manufacturers and component suppliers. The remainder of our cost of revenue is related to our in-house manufacturing operations, which consist primarily of quality control, final assembly, testing and product integration. We expect to realize lower per unit product costs as we continue to outsource more of our in-house manufacturing as well as have our products produced at lower cost off-shore locations. However, we cannot assure you when or if cost reductions will occur. The failure to achieve these cost reductions could materially adversely affect our gross margins and operating results.

      Gross profit. Our gross profit is affected by both the average selling prices of our systems and our cost of revenue. Historically, decreases in our average selling prices have generally been offset by reductions in our per unit product cost. We cannot assure you, however, that we will achieve any reductions in per unit product cost in the future or that any reductions will offset a reduction in our average selling prices. Gross profit will be affected by a variety of factors, including manufacturing efficiencies, the degree to which our manufacturing is outsourced, the location of manufacturing, cost reduced product designs, future manufacturing licenses of our products, product mix, competitive pricing pressures, the degree of customization of individual products required by OEM customers and component and assembly costs.

      Research and development. Research and development expenses consist primarily of salaries and related personnel expenses, prototype development expenses, consultant fees and allocated overhead related to the design, development, testing and enhancement of our products and underlying technologies. We expense all research and development expenses as incurred. We expect to decrease our research and development expenses as a percentage of revenue during the next two quarters in order to reduce our breakeven point.

      Selling, general and administrative. Selling, general and administrative expenses consist primarily of salaries, commissions, product marketing, sales support functions, advertising, trade show and other promotional expenses and allocated overhead. We intend to decrease our selling, general and administrative expenditures as a percentage of revenue during the next two quarters in order to reduce our breakeven point.

      Stock option programs. We have implemented stock option programs for employees and members of our board of directors to attract and retain highly skilled and qualified business and technical personnel. Prior to our initial public offering, we recorded deferred stock compensation on certain options for the difference between the exercise price and the deemed fair value of our common stock on the date the stock options were granted. This amount is included as a reduction of stockholders’ equity and is being amortized by charges to operations over the vesting period. The amortization expense relates to options awarded to employees in all operating expense categories. As of December 31, 2002, all deferred stock compensation was amortized.

Critical Accounting Policies, Judgments and Estimates

      Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, equity investments, goodwill, intangible assets, income taxes, financing operations, warranty obligations, excess component order cancellation costs, restructuring, long-term service contracts, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

      Effective June 29, 2002, we began to recognize sales of our WWAN products to distributors with rights of return upon shipment by the distributors to the end user customer. Formerly, we recognized revenue for sales of WWAN products to distributors with rights of return upon shipment to the distributor and provide reserves for the estimated amount of product returns. The combination of the changes resulting from the then proposed acquisition of the Agere System’s 802.11 WLAN business and the adoption of one uniform method was consistent with our plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology was treated as a change in estimate, and was made on a prospective basis starting in the third quarter of 2002. Deferred gross profit on these distributors sales at December 31, 2002 was $5.9 million. In addition to the deferral of product revenue identified below, we reported accounts receivable net of deferred revenue and carried the value of the related products as consigned inventory. As of December 31, 2002, accounts receivable was reduced by $14.7 million to $30.5 million and we recorded consigned inventory of $8.8 million which increased total inventory to $36.8 million.

Allowance for Doubtful Accounts, Returns and Discounts

      We record estimated reductions to revenue for sales return, customer programs and incentive offerings including special pricing agreements, price protection and promotions. If market conditions were to decline, we may take actions to increase customer incentive offerings possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Warranty Provision

      We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

Valuation of Inventories

      We write down our inventory for estimated excess and obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs, including adverse purchase order commitments, may be required.

Valuation of Minority Interest Investments

      We hold minority interests in companies having operations or technology in areas within our strategic focus, one of which is publicly traded and has highly volatile share prices. We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s current carrying value, thereby possibly requiring an impairment charge in the future.

Valuation of Deferred Tax Assets

      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Restructuring Costs and Impairment of Goodwill and Intangible Assets

      In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing of, or otherwise, exiting businesses. Any decision to limit investment in or to dispose of or otherwise, exit businesses may result in the recording of special charges, such as inventory and technology related write-offs and workforce reduction costs, charges relating to consolidation of excess facilities, or claims from third parties who were resellers or users of discontinued products. Estimates relating to the liabilities for excess facilities are affected by changes in real estate market conditions. Estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Additionally, we are required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Patent Litigation and Infringement Costs

      We have been involved in litigation in the normal course of business. The results of any litigation matter are inherently uncertain. In the event of any adverse decision in litigation with third parties that was pending as of December 31, 2002 and those that could arise in the future with respect to patents, other intellectual property rights relevant to our products and defective products, we could be required to pay damages and other expenses, to cease the manufacture, use and sale of infringing products, to expand significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. These charges may occur in any particular quarter resulting in variability in our operating results.

Results of Operations

      The following table provides operations data as a percentage of revenue for the periods presented:

	Year Ended December 31,

	2002	2001	2000

Revenue, net	100.0%	100.0%	100.0%
Cost of revenue	57.9	52.9	47.8
Provision for excess and obsolete inventory	8.7	—	—

Gross profit	33.4	47.1	52.2
Operating expenses:
Research and development	20.2	18.1	11.7
Selling, general and administrative	34.2	36.5	21.3
Amortization of goodwill and intangible assets	8.6	5.1	2.3
Amortization of deferred stock compensation	0.6	4.9	3.9
Impairment of goodwill and intangible assets	89.3	4.1	—
Impairment of loan to officer	3.1	—	—
Restructuring charges	29.8	1.7	—
In-process research and development	11.1	6.1	—
Merger costs	—	—	0.2

Total operating expenses	196.9	76.5	39.4

Income (loss) from operations	(163.5)	(29.4)	12.8
Interest income (expense), net	(0.1)	1.3	—

Income (loss) before income taxes	(163.6)	(28.1)	12.8
Income tax provision (benefit)	2.2	(3.9)	6.4

Income (loss) before extraordinary item	(165.8)	(24.2)	6.4
Loss on early extinguishment of debt net of income tax benefit	—	—	0.4

Net income (loss)	(165.8)	(24.2)	6.0
Deemed Series A Preferred Stock dividend	(1.9)	—	—
Accretion of Series A Preferred Stock redemption obligations	(1.3)	—	—

Net income (loss) attributable to common stockholders	(169.0)%	(24.2)%	6.0%

Comparison of Years Ended December 31, 2001 and 2002

      Revenue, net. We classify our products into two product lines: Wireless Wide Area Network, or WWAN, product line, and; Wireless Local Area Network, or WLAN, product line. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes 802.11a and ORiNOCO products. Prior to the March 26, 2002 merger with Proxim, Inc., we did not have a WLAN product line. Historical WLAN revenue prior to March 26, 2002 of the former Proxim, Inc. and prior to August 5, 2002 for the ORiNOCO products acquired from Agere are not reported in the table below. Revenue information by product line is as follows (in thousands):

Product Line	2002	2001

WWAN	$83,799	$105,730
WLAN	60,861	—

Total revenue	$144,660	$105,730

      For the year ended December 31, 2001, three distributors, Comstor, Somera Communications, Inc. and Tessco Technologies accounted for 29.4%, 11.4% and 10.5%, respectively, of total revenue. For the year ended December 31, 2002, Comstor accounted for 23.0% of total revenue.

      Revenue increased 36.9% from $105.7 million in 2001 to $144.7 million in 2002. Revenue increased primarily due to the contribution of sales of WLAN products totaling $60.9 million acquired in both the merger with Proxim, Inc. on March 26, 2002 and the acquisition of the ORiNOCO product line from Agere on August 5, 2002. This increase was partially offset by a decrease in WWAN product sales. The decrease in WWAN product sales was attributable, in part, to the adoption of a uniform sell-through revenue recognition methodology for products that are sold through distribution channels with rights of return. This accounting methodology change was implemented on a prospective basis effective June 29, 2002, and resulted in the deferral of $14.7 million of revenue from WWAN products shipped to distributors as of December 31, 2002, that were not sold through to end customers.

      Cost of revenue. Cost of revenue increased 49.7% from $55.9 million in 2001 to $83.7 million in 2002. As a percentage of revenue, cost of revenue increased from 52.9% in 2001 to 57.8% in 2002. The increase in cost of revenue was primarily attributable to increased revenue. The increase in cost of revenue as a percentage of revenue was primarily attributable to the contribution of sales from WLAN products acquired in both the merger with Proxim, Inc. and the acquisition of the 802.11 WLAN systems business from Agere Systems. WLAN products generally carry lower gross margins as a percentage of revenue than WWAN products.

      Provision for Excess and Obsolete Inventory. We recorded a provision for excess and obsolete inventory, including purchase commitments, totaling $12.7 million during 2002 as part of our restructuring charge, of which $7.7 million related to excess and obsolete inventory and $5.0 million related to purchase commitments. To mitigate the component supply constraints that have existed in the past, we built inventory levels for certain components with long lead times and entered into longer-term commitments for certain components. The excess inventory charges were due to the following factors:

•	A sudden and significant decrease in demand for certain Lynx and Tsunami license-exempt point-to-point products;

•	Notification from customers that they would not be ordering as much as they had previously indicated;

•	Management’s strategy to discontinue the Lynx and Tsunami point-to-point licensed products in order to concentrate on the license-exempt products; and

•	Management’s strategy to discontinue certain Lynx and Tsunami license-exempt products in order to concentrate on selling next generation Lynx and Tsunami license-exempt products.

      Due to these factors, inventory levels exceeded the our requirements based on current 12-month sales forecasts. The additional excess and obsolete inventory charge was calculated based on the inventory levels in excess of the estimated 12-month demand for each specific product family. We do not currently anticipate that the excess inventory subject to this reserve will be used at a later date based on our current 12-month demand forecast. We use a 12-month demand forecast because the wireless communications industry is characterized by rapid technological changes such that if we have not sold a product after a 12-month period it is unlikely that the product will be sold. The following is a summary of the movements in the reserve for excess and obsolete inventory during 2002:

Balance as of December 31, 2001	$3,021
Additional reserve for excess and obsolete inventory	7,686
Balance acquired with Proxim, Inc.	45,114
Inventory scrapped	(22,976)

Balance as of December 31, 2002	$32,845

      Research and development. Research and development expenses increased 52.6% from $19.1 million in 2001 to $29.2 million in 2002. The increase in research and development expense was primarily attributable to the cost of increased personnel, including employees added as a result of both the Proxim, Inc. merger and the acquisition of the 802.11 WLAN systems business of Agere, prototype spending for the development of new products and enhancements to existing products. As a percentage of revenue, research and development expenses increased from 18.1% in 2001 to 20.2% in 2002 primarily due to increased personnel expenses.

      Selling, general and administrative. Selling, general and administrative expenses increased 28.2% from $38.6 million in 2001 to $49.5 million in 2002. The increase in selling, general and administrative expense was primarily attributable to increases in sales and marketing personnel expenses, including employees added as a result of both the Proxim, Inc. merger and the acquisition of the 802.11 WLAN systems business of Agere, advertising, tradeshow, and public relations expenses. As a percentage of revenue, selling, general and administrative expenses decreased from 36.5% in 2001 to 34.2% in 2002. The percentage decrease was primarily due to efforts to control costs, including the reductions of headcount and discretionary spending.

      Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets increased from $5.4 million in 2001 to $12.5 million in 2002. Amortization of goodwill and other intangible assets increased primarily due to the increased intangible assets from both the merger with Proxim, Inc. on March 26, 2002 and the acquisition of the 802.11 WLAN systems business of Agere offset by the cessation of amortization of goodwill arose from acquisitions completed prior to June 30, 2001 subsequent to the adoption of SFAS No. 142 beginning on January 1, 2002.

      Amortization of deferred stock compensation. Amortization of deferred stock compensation decreased from $5.2 million in 2001 to $0.9 million in 2002. Amortization of deferred stock compensation decreased primarily due to the issuance of stock options at fair value since the completion of our initial public offering in 2000.

      Impairment of goodwill and intangible assets. In December 2002, due to the recent significant decline in forecasted revenue and the cash flows therefrom, we made a complete assessment of the carrying value of all goodwill and other intangibles assets in accordance with SFAS No. 142. First, we determined the fair value of its equity to be less than the carrying value of goodwill. As such, an impairment charge was applicable in accordance with SFAS No. 142 as of December 31, 2002. Then we quantified the goodwill impairment as the amount by which the carrying amount of the asset exceeded the estimated fair value of the asset. The carrying value of goodwill totaling $138.8 million as of December 31, 2002 exceeded the estimated fair value of $9.7 million and, accordingly, we took a charge for the impairment of goodwill of $129.1 million.

      Impairment of loan to officer. Prior to 2002, Proxim, Inc. had guaranteed up to $5 million of obligations of an officer of the Company, with respect to a margin loan with an investment bank. We assumed the guaranty in the merger with Proxim, Inc. and on October 15, 2002, the investment bank called our guaranty of $5 million. We continue to seek repayment from the officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the officer made a cash payment of $0.5 million to us with the proceeds of a second mortgage on his home. We assessed the recoverability of the remaining balance of the loan with respect to the officer’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the officer’s indebtedness to us. Future payments by the officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

      Restructuring charges. During 2002, we recorded $43.2 million of restructuring charges, including $35.4 million, $3.6 million, $2.3 million and $1.9 million in the first, second, third and fourth quarters of 2002, respectively, related to closure of certain facilities, discontinued product lines and severance pay. The charges included $40.8 million of cash provisions, which included severance of $7.4 million for 194 employees, $33.1 million related to excess facilities and for future lease commitments and exit costs related to the closure of four facilities, $0.3 related to consulting fees. The charge also included $2.4 million of non-cash provisions related to fixed assets that will no longer be used at the facilities. During 2001, we recorded $1.8 million of restructuring charges related to the closure of our former Ubiquity operations and employee severance. The charges included $1.6 million of cash provisions, which included severance of $1.4 million for 26 employees and $0.2 million for future lease commitments and exit costs related to the Petaluma office facility. The charge also included $0.2 million of non-cash provisions primarily related to fixed assets and other assets that will no longer be used at the facility.

      The following table summarizes the restructuring activity in 2001 and 2002 (in thousands):

	Severances	Facilities	Other	Total

Balance as of December 31, 2000	$—	$—	$—	$—
Provision charged to operations	1,382	208	226	1,816
Charges utilized	(1,184)	(156)	(46)	(1,386)

Balance as of December 31, 2001	198	52	180	430
Reclassifications among categories	—	180	(180)	—
Balance acquired with Proxim, Inc.	—	1,066	—	1,066
Provision charged to operations	7,395	33,080	2,702	43,177
Charges utilized	(7,593)	(3,928)	(2,702)	(14,223)

Balance as of December 31, 2002	$—	$30,450	$—	$30,450

      In-process research and development. Purchased in-process research and development (“IPR&D”) consist primarily of acquired technology that has not reached technological feasibility and had no alternative future use as of the date of acquisition. See Note 6 to the consolidated financial statements for additional information regarding the IPR&D projects.

      The $16.1 million expensed to purchased in-process research and development in 2002 related to next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products acquired in the acquisition of Agere’s 802.11 WLAN systems business, technology for next generation ASICs acquired in the nBand acquisition and 802.11a and HomeRF 2.0 wireless networking products acquired related to the Proxim, Inc. merger.

      The $6.4 million expensed to purchased in-process research and development in 2001 related to the WirelessHome acquisition for point-to-multipoint technology.

      Merger costs. In the fourth quarter of 2000, we incurred $3.2 million of merger costs in connection with the aborted acquisition of Adaptive Broadband Corporation. Adaptive Broadband Corporation reimbursed us $3.0 million of those costs. The additional $0.2 million in 2000 was recorded in operating expenses. The additional $30,000 in the first quarter of 2001 represented additional merger costs recorded in operating expenses.

      Interest income (expense), net. Interest income (expense), net decreased from income of $1.3 million in 2001 to expense of $85,000 in 2002. The increase in interest expense is mainly attributable to interest on the convertible promissory notes issued in August 2002 and decreased interest income due to lower applicable return rates on cash balances.

      Income tax provision (benefit). The income tax provision for 2002 was primarily the result of establishing a full valuation allowance in the first quarter of 2002 to offset deferred tax assets brought forward from December 31, 2001. In assessing our ability to realize deferred income tax assets, we considered whether it is more likely than not that some or all of the deferred tax assets will be realized. As a result of the losses incurred, there is significant uncertainty, as to the realizability of the deferred tax assets. Accordingly, the Company recorded a valuation allowance of approximately $11.3 million against our deferred tax assets in the year ended December 31, 2002. Our income tax provision was ($4.1) million for the year ended December 31, 2001 as compared to an income tax provision of $3.2 million for the year ended December 31, 2002. Our effective tax rates were (13.8%) for the year ended December 31, 2001 and (1.3%) for the year ended December 31, 2002. The effective rates in 2001 and 2002 were higher than federal statutory rate of 35% plus the state tax rate of 6%, net of federal benefits, primarily due to the increase in valuation allowance, expenses related to charges for goodwill impairment, amortization of goodwill and intangible assets, purchased in-process research and development and equity investments that were not deductible for income tax purposes.

Comparison of Years Ended December 31, 2000 and 2001

      Revenue, net. Revenue was $105.5 million for the year ended December 31, 2000 compared to $105.7 million for the year ended December 31, 2001. For the year ended December 31, 2001, three distributors, Comstor, Somera Communications, Inc. and Tessco Technologies accounted for 29.4%, 11.4% and 10.5%, respectively, of total revenue. For the year ended December 31, 2000, Somera Communications, Inc. and Avant Telecoms, Inc., a value-added reseller, accounted for 21.4% and 11.1%, respectively, of total revenue. In 1999, 2000, and 2001 sales to all distributors, which had certain limited rights of return of the company’s products, accounted for approximately 23.1%, 39.5% and 69.8% of net revenue. In addition, export sales, which were denominated in U.S. dollars and consisted of domestic sales to customers in foreign countries accounted for approximately 23.1%, 33.2% and 24.3% of net revenue in 1999, 2000 and 2001, respectively.

      Cost of revenue. Cost of revenue increased 10.7% from $50.5 million for the year ended December 31, 2000 to $55.9 million for the year ended December 31, 2001. As a percentage of revenue, cost of revenue increased from 47.8% for the year ended December 31, 2000 to 52.9% for the year ended December 31, 2001. The increase in cost of revenue and the increase in cost of revenue as a percentage of revenue from the year ended December 31, 2000 to the year ended December 31, 2001 was primarily due to lower than expected increase in revenue and production volume.

      Research and development. Research and development expenses increased 54.4% from $12.4 million for the year ended December 31, 2000 to $19.1 million for the year ended December 31, 2001. The increase in research and development expenses was primarily attributable to the cost of increased personnel and prototype spending for the development of new products and enhancements to existing products. As a percentage of revenue, research and development expenses increased from 11.7% for the year ended December 31, 2000 to 18.1% for the year ended December 31, 2001.

      Selling, general and administrative. Selling, general and administrative expenses increased 71.3% from $22.5 million for the year ended December 31, 2000 to $38.6 million for the year ended December 31, 2001. The increase in selling, general and administrative expenses was primarily attributable to increased personnel in the international sales organization, advertising and marketing programs, tradeshow, and public relations expenses. As a percentage of revenue, selling, general and administrative expenses increased from 21.3% for the year ended December 31, 2000 to 36.5% for the year ended December 31, 2001.

      Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets increased 128.4% from $2.4 million for the year ended December 31, 2000 to $5.4 million for the year ended December 31, 2001. The increase in amortization was attributable to goodwill and other intangible assets related to the WirelessHome acquisition in March 2001.

      In July 2001, the Financial Accounting Standards Board issued SFAS No.’s 141 and 142, “Business Combinations” and “Goodwill and Other Intangibles”, respectively. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, effective January 1, 2002, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment, applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so. As a result of our adoption of SFAS 142, as of January 1, 2002, we no longer amortize goodwill. Goodwill amortization for the year ended December 31, 2001 was approximately $5.0 million.

      In August 2001, the Financial Accounting Standards Board issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the long-lived assets to be held and used, and disposed of. The statement will be effective for financial statements issued for fiscal years beginning after December 15, 2001. Although we currently do not expect the adoption of SFAS No. 144 to have a material impact on our financial statements, we will continue to assess any impairment of our long lived assets.

      Amortization of deferred stock compensation. Amortization of deferred stock compensation increased 24.9% from $4.2 million for the year ended December 31, 2000 to $5.2 million for the year ended December 31, 2001. Amortization of deferred stock compensation for both periods includes the sale of stock and issuance of options at prices deemed to be below fair market value. Amortization of deferred stock compensation for the year ended December 31, 2001 also included $2.2 million of stock compensation expense recorded in the fourth quarter in connection with the issuance of 558,950 shares to certain individuals upon WirelessHome meeting certain development milestones.

      Impairment of goodwill and intangible assets. We recorded $4.3 million of impairment of goodwill related to our former Ubiquity operations during the first quarter of 2001. The amount of the charge equaled the unamortized amount of the goodwill as of the date of the closure of the Ubiquity operations, as no future benefit was anticipated since WirelessHome had replaced Ubiquity as the developer of our point-to-multipoint systems.

      Restructuring charges. During the first and second quarter of 2001, we recorded $1.2 million of restructuring charges related to the closure of our former Ubiquity operations. The charges included $1.0 million of cash provisions, which included severance of $0.8 million for 12 employees and $0.2 million for future lease commitments and exit costs related to the Petaluma office facility. As of December 31, 2001, approximately $0.8 million of the $1.0 million of cash provisions was incurred. The charge also included $0.2 million of non-cash provisions primarily related to fixed assets and other assets that will no longer be used at the facility.

      In addition, during the second and third quarter of 2001, the Company recorded $0.6 million associated with restructuring the operations at the Company’s headquarters, primarily related to employee severances.

      The following table summarizes the restructuring activity in 2001 (in thousands):

	Severances	Facilities	Other	Total

Balance as of December 31, 2000	$—	$—	$—	$—
Provision charged to operations	1,382	208	226	1,816
Charges utilized	(1,184)	(156)	(46)	(1,386)

Balance as of December 31, 2001	$198	$52	$180	$430

      In-process research and development. At the time of the WirelessHome acquisition in March 2001, the WirelessHome technology was in an early stage of development, and the product’s technical feasibility had not yet been demonstrated. Furthermore, the marketability of the potential future product was unproven. As a result of WirelessHome meeting the development milestones in accordance with the acquisition agreement, we allocated $6.4 million of the final total purchase price to in-process research and development.

      Merger costs. In the fourth quarter of 2000, we incurred $3.2 million of merger costs in connection with the aborted acquisition of Adaptive Broadband Corporation. Adaptive Broadband Corporation reimbursed us $3.0 million of those costs. The additional $0.2 million in 2000 was recorded in operating expenses. The additional $30,000 in the first quarter of 2001 represented additional merger costs recorded in operating expenses.

      Interest expense. Interest expense decreased from $1.5 million for the year ended December 31, 2000 to $137,000 for the year ended December 31, 2001. Interest expense in 2000 represented interest incurred on term loans and a revolving credit line we entered into in November 1999 as part of the recapitalization. Interest expense decreased, because we repaid all borrowings outstanding under this debt in August 2000. Interest expense in 2001 represents agency and commitment fees related to our unused $10 million revolving credit facility.

      Interest income. Interest income decreased from $1.7 million for the year ended December 31, 2000 to $1.5 million for the year ended December 31, 2001. The decrease in interest income was primarily due to the decrease in investments.

      Income tax provision (benefit). Our income tax provision was $6.8 million for the year ended December 31, 2000 as compared to an income tax benefit of $4.1 million for the year ended December 31, 2001. Our effective tax rates were 50.4% for the year ended December 31, 2000 and (13.8%) for the year ended December 31, 2001. The effective rates in 2000 and 2001 were higher than federal statutory rate of 35% plus the state tax rate of 6%, net of federal benefits, primarily due to expenses related to charges for goodwill impairment, amortization of goodwill and intangible assets, purchased in-process research and development and equity investments that were not deductible for income tax purposes.

Liquidity and Capital Resources

      Cash and cash equivalents decreased from $16.6 million at December 31, 2001 to $16.5 million at December 31, 2002. Cash and cash equivalents decreased by $14.5 million from $31.1 million at December 31, 2000 to $16.5 million at December 31, 2001.

      Net cash used in operating activities was $27.5 million for the year ended December 31, 2002, primarily due to the net loss after the effect of non-cash charges, an increase in inventory and other assets and a decrease in accrued liabilities partially offset by a decrease in accounts receivable and an increase in accounts payable. Net cash used in operating activities was $12.0 million for the year ended December 31, 2001, primarily due to the net loss after the effect of non-cash charges, an increase in accounts receivable and inventory and a decrease in account payable and accrued liabilities, partially offset by an increase in other assets. Net cash used in operating activities was $13.1 million for the year ended December 31, 2000, primarily due to an increase in accounts receivable, inventory and other assets, partially offset by net income after the effect of non-cash charges and an increase in account payable and accrued liabilities.

      Net cash used in investing activities was $48.0 million for the year ended December 31, 2002, due to $51.5 million in cash used in the merger with Proxim, Inc., the acquisition of the 802.11 WLAN systems business of Agere and the nBand acquisition and by $3.6 million in capital spending, partially offset by $7.0 million in net proceeds from the sale of investment securities. Net cash used in investing activities was $2.6 million for the year ended December 31, 2001 due to capital spending of $4.8 million and $12.7 million of spending associated with the acquisition of WirelessHome, partially offset by the net proceeds from the sale of investment securities of $14.9 million. Net cash used in investing activities was $27.4 million for the year ended December 31, 2000 due to capital spending of $3.8 million, $23.6 million in purchases of investment securities, and $1.5 million in restricted cash, offset by $1.5 million in proceeds from sale of investment securities.

      Net cash provided by financing activities was $75.4 million for the year ended December 31, 2002 due to proceeds from the issuance of Series A preferred stock, convertible promissory notes and the issuance of common stock as a result of the exercise of employee stock options and employee stock purchase plan purchases partially offset by purchases of treasury stock related to employee stock forward sale agreements. Net cash provided by financing activities was $29,000 for the year ended December 31, 2001 due to issuance of common stock as a result of the exercise of employee stock options and the employee stock purchase plan purchases offset by repayment of long-term debt and by purchases of treasury stock. Net cash provided by financing activities was $69.7 million for the year ended December 31, 2000 due to $95.2 million in net proceeds from issuance of shares, partially offset by $22.0 million repayment of long-term debt, $2.5 million in net borrowings on line of credit, and $1.1 million in issuances of stock subscription loans to employees.

      We occupy our facilities under several non-cancelable operating lease agreements expiring at various dates through November 2010, and require payment of property taxes, insurance, maintenance and utilities. Future payments under contractual obligations as of December 31, 2002, were as follows (in thousands):

	Payments Due by Period

	Total
	Amounts	Less Than	1-3	4-5	Over 5
	Committed	1 Year	Years	Years	Years

Operating leases	$65,818	$9,380	$10,051	$9,938	$36,449
Purchase order commitments	1,509	1,509	—	—	—
Redemption of Series A Preferred Stock	106,899	—	—	—	106,899

	$174,226	$10,889	$10,051	$9,938	$143,348

      For the year ended December 31, 2002, we recorded a restructuring charge related to the committed future lease payments for closed facilities, net of estimated future sublease receipts of $34.3 million was included in the above disclosures. As of December 31, 2002, we had unconditional purchase order commitments of $1.5 million for excess and obsolete inventory, which were included as other current liabilities.

      We are required to redeem all outstanding shares of Series A Preferred Stock for cash in August 2007 if not previously converted into Common Stock.

      In December 2002, we entered into a secured credit facility, and subsequently amended the credit facility in March 2003. Under the secured credit facility we can borrow up to $20 million pursuant to a revolving loan which will mature on April 1, 2004. The amount that we may borrow under the secured credit facility is determined by a borrowing base equal to 80% of eligible accounts receivable from account debtors who are not distributors plus 50% of eligible accounts receivable from account debtors who are distributors. If the outstanding principal amount of the loan exceeds our borrowing base from time to time, we will be required to immediately pay to the lender such excess. We are required to comply with financial covenants that limit our maximum quarterly adjusted net loss and require that we maintain unrestricted cash balances on deposit at the lender in an amount not less than the outstanding principal balance under the credit facility plus $7.5 million until December 31, 2003, increasing to $10 million beginning January 1, 2004. If we fail to comply with these financial covenants, the lender will be entitled to assume collection of our accounts receivable and we will be required to meet a minimum tangible net worth requirement and certain other terms of the facility will change. Obligations under the secured credit facility are secured by a security interest on substantially all of the assets of Proxim, except for intellectual property. If we breach the financial covenants, obligations under the secured credit facility will also be secured by a security interest on our intellectual property.

      The secured credit facility requires the consent of our lender in order to incur debt, grant liens, make acquisitions or merge, make certain restricted payments and sell assets. The events of default under the secured credit facility include the failure to pay amounts due, including principal and interest, within three days after it becomes due, failure to observe or perform covenants (subject to grace periods in certain cases), bankruptcy and insolvency events, defaults under certain of our other obligations and the occurrence of a material adverse change in our business.

      The Company amended and restated its secured financing agreements in June 2003 and then subsequently amended these agreements in July 2003. These amendments include the replacement of an accounts receivable-based secured credit facility for the existing facility. This accounts receivable based facility, as amended, allows for borrowings of up to $20 million with a provision that allows for advances of up to $4 million relating to the issuance of letters of credit in excess of availability otherwise applicable under the accounts receivable financing agreement, provided that the total availability under the accounts receivable arrangement does not exceed $20 million.

      On July 21, 2003, the Company entered into a letter agreement to buy a leased property in Sunnyvale, California and terminate the lease on or before September 12, 2003. The letter agreement provides for a $6 million payment to the building owner as well as payment by the Company of certain closing costs and operating costs of the building owner incurred between the date of the letter agreement and the closing. As part of the purchase, the Company must either assume or pay off the mortgage obligation secured by the leased property of approximately $3.2 million. In the event that the mortgage holder does not agree to the assignment of the mortgage to the Company, or if the Company elects to repay the mortgage, the early payoff of the mortgage is subject to a prepayment premium of up to $800,000, based on recent estimates, as determined at the time of prepayment. Consummation of the transaction will result in the reversal of previously recorded lease obligations restructuring reserves that would no longer be required. The Company’s obligation to close under the letter agreement is conditioned on the lender’s approval of the Company’s assumption of the note secured by the mortgage no later than August 31, 2003.

      On July 22, 2003, the Company announced that Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliates had agreed to collectively invest $30 million, and potentially up to $40 million, in the Company. On July 30, 2003, these investors collectively invested $30 million and the Company issued short-term secured exchangeable promissory notes (the “Notes”) bearing interest at 25% per annum. The Notes will be exchanged, upon approval at a special meeting of the Company’s stockholders, into shares of Series B mandatorily redeemable convertible preferred stock (“Series B Preferred Stock”). The Series B Preferred Stock, when issued, will be convertible into shares of the Company’s Class A common stock at an initial conversion price of $1.15 per share. The Series B Preferred Stock will have the rights to a liquidation preference that accretes at 12% per annum compounding quarterly, for its six-year life, with acceleration upon a change in control. Upon conversion of the Notes and the issuance of the Series B Preferred Stock, the investors will also be granted warrants to acquire an aggregate of 18.0 million shares of Class A common stock with an exercise price equal to $1.46 per share (the “New Warrants”). The Notes are secured by a lien on all of the Company’s assets, and are subordinated in lien priority and right of repayment to Silicon Valley Bank.

      The shares of Series B Preferred Stock to be issued upon exchange of the Notes and the New Warrants to be issued to the investors are expected to represent approximately 21% of the Company’s outstanding capital stock on an as-converted and as-exercised basis, excluding outstanding employee options to purchase approximately 28.5 million shares of Common Stock. The Company’s Series A Preferred Stock and warrants held by these investors prior to the initial $30 million financing represented approximately 16.3% and 7.6%, respectively, of the Company’s outstanding capital stock on an as-exercised and as-converted basis (excluding employee options), and as adjusted to account for anti-dilution adjustments on the initial $30 million financing. In addition, upon receipt of stockholder approval of the exchange of the Notes into Series B Preferred Stock and the grant of the New Warrants, the Company will have the right, for up to 180 days from the announcement of the transaction, to sell to the investors or other parties additional Series B Preferred Stock on the same terms for up to $10,000,000. Such right shall exist so long as the Company has not suffered a material adverse change, or filed for bankruptcy protection or similar proceedings, and the Company meets other closing conditions specified in its agreements with the investors.

      The Company has agreed that, as promptly as practicable, it will call a special meeting of stockholders to approve the exchange of the Notes for Series B Preferred Stock, the issuance of the New Warrants and the potential issuance of an additional $10 million of Series B Preferred Stock. In the event that the Company’s stockholders do not approve the exchange of the Notes and the issuance of the Series B Preferred Stock and the New Warrants, the Notes must be repaid upon the earlier of the December 31, 2003 maturity date, or upon demand at any time following 30 days after the special meeting of stockholders. If we were required to repay the Notes, we would be required to obtain immediate alternative sources of financing. If we were not able to obtain an alternative source of financing, we would most likely have insufficient cash to repay the Notes, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

      We have taken steps to reduce our expenses from operations by decreasing research and development and general and administrative expenses in order to begin generating cash flow from operations in the first quarter of 2003. These steps were taken in October 2002, and we recorded approximately $1.9 million of restructuring charges related primarily to severance payments in the fourth quarter of 2002. We also reduced the amount of consignment inventories held by distributors by reducing manufacturing volumes in the fourth quarter of 2002 and expect to reduce the amount of consignment inventories in the first quarter of 2003 below the expected sell through of products during that periods.

Quarterly Results of Operations

      The following table presents our operating results for each of the eight quarters in the period ending December 31, 2002. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this Annual Report on Form 10-K. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and related notes. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. Historical operating results are not necessarily indicative of the results that may be expected for any future period.

	2001	2001	2001	2001	2002	2002	2002	2002
	Q1	Q2	Q3	Q4	Q1(i)	Q2	Q3	Q4

	(Unaudited)
	(In thousands, except per share data)
Statements of operations data:
Revenue, net	$37,585	$22,295	$21,675	$24,175	$25,414	$45,177	$24,118	$49,951
Cost of revenue	18,899	12,085	12,829	12,074	14,662	25,977	14,091	28,955
Provision for excess and obsolete inventory(i)	—	—	—	—	12,659	—	—	—

Gross profit (loss)	18,686	10,210	8,846	12,101	(1,907)	19,200	10,027	20,996

Operating expenses:
Research and development	4,077	5,054	5,151	4,832	4,549	7,295	8,699	8,616
Sales, general and administrative	9,989	9,488	10,427	8,699	8,750	11,647	15,220	13,874
Amortization of goodwill and intangible assets	822	1,414	1,491	1,713	144	2,209	4,606	5,508
Amortization of deferred stock compensation	1,941	315	303	2,637	245	180	316	114
Impairment of goodwill and intangible assets	4,331	—	—	—	—	—	—	129,108
Impairment on loan to officer	—	—	—	—	—	—	—	4,500
Restructuring charges	1,108	312	396	—	35,378	3,582	2,335	1,882
In-process research and development	—	—	—	6,400	4,536	1,200	10,364	—
Merger costs	30	—	—	—	—	—	—	—

Total operating expenses	22,298	16,583	17,768	24,281	53,602	26,113	41,540	163,602

	2001	2001	2001	2001	2002	2002	2002	2002
	Q1	Q2	Q3	Q4	Q1(i)	Q2	Q3	Q4

	(Unaudited)
	(In thousands, except per share data)
Loss from operations	(3,612)	(6,373)	(8,922)	(12,180)	(55,509)	(6,913)	(31,513)	(142,606)
Interest income (expense), net	472	444	304	173	131	240	(355)	(101)

Loss before income taxes	(3,140)	(5,929)	(8,618)	(12,007)	(55,378)	(6,673)	(31,868)	(142,707)
Income tax provision (benefit)	1,346	(1,797)	(2,905)	(740)	3,224	—	—	—

Net loss	(4,486)	(4,132)	(5,713)	(11,267)	(58,602)	(6,673)	(31,868)	(142,707)
Deemed Series A Preferred Stock dividend	—	—	—	—	—	—	(2,740)	—
Accretion of Series A Preferred Stock redemption obligations	—	—	—	—	—	—	(476)	(1,414)

Net loss attributable to Common stockholders	$(4,486)	$(4,132)	$(5,713)	$(11,267)	$(58,602)	$(6,673)	$(35,084)	$(144,121)

Net loss attributable to Common stockholders — basic and diluted	$(0.08)	$(0.07)	$(0.10)	$(0.19)	$(0.96)	$(0.06)	$(0.29)	$(1.20)

Shares used to compute net loss per share — basic and diluted	55,999	57,509	57,747	58,912	61,275	119,215	119,557	120,134

(i)	The results include the reclassification of a provision for excess and obsolete inventory of $12.7 million from restructuring charges to cost of revenue recorded in the first quarter ended March 27, 2002.

      Our quarterly revenue and loss from operations results have varied and are likely to continue to fluctuate significantly from quarter to quarter.

      Our quarterly results may fluctuate for many reasons, including the following:

•	the effectiveness of our distribution channels and the success in maintaining our current distribution channels and developing new distribution channels;

•	our ability to effectively manage the development of new business segments and markets;

•	seasonal factors that may affect capital spending by customers;

•	our ability to successfully manage the integration of operations;

•	the sell-through rate of our ORiNOCO products (acquired in our acquisition of Agere’s 802.11 WLAN systems business) through consumer retail channels;

•	market adoption of radio frequency, or RF, standards-based products (such as those compliant with the IEEE 802.11b, IEEE 802.11a, IEEE 802.11g or Bluetooth specifications);

•	our ability to develop, introduce, ship and support new products and product enhancements and to manage product transitions;

•	the sell-through rate of our WLAN and WWAN products through commercial distribution channels;

•	market demand for our point-to-point Lynx and Tsunami systems;

•	market demand for our point-to-multipoint systems;

•	the mix of products sold because our products generate different gross margins;

•	a decrease in the average selling prices of our products;

•	our ability to upgrade and develop our systems and infrastructure;

•	difficulties in expanding and conducting international operations; and

•	general economic conditions and economic conditions specific to the wireless communications industry.

      We have experienced disruptions in our operations from some of the factors listed above and may experience them again. In addition, we are dependent on decisions by service providers, businesses and other enterprises to build wireless networks. These decisions are in turn dependent upon the success and expected demand for the services offered by those service providers, businesses and other enterprises.

      Our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are and will continue to be fixed in the short term. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

      Due to the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Seasonality

      Historically, our revenues have been higher in the last two quarters of the fiscal year. In addition our revenues have historically been significantly higher in the last month of each quarter. This shift may primarily be attributed to the budgetary constraints of the customers in our industry and weather conditions that make an outdoor installation more difficult during the winter. However, going forward, we believe the impact of seasonal fluctuations on our business will decrease because demand for our products is increasing at a rate that outpaces any budget restrictions our customers may have. Moreover, our expansion into international markets may minimize the impact that weather conditions may have on our overall sales.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of

Proxim Corporation (formerly Western Multiplex Corporation).

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Proxim Corporation (formerly Western Multiplex Corporation) and its subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      The consolidated financial statements of Proxim Corporation as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operation. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 28, 2002.

      As discussed above, the consolidated financial statements of Proxim Corporation as of December 31, 2001, and for each of the two years in the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. As described in Note 5, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 5. In our opinion, the transitional disclosures of 2001 in Note 5 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 or 2000 consolidated financial statements taken as a whole.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial losses and negative cash flows from operations, and had an accumulated deficit of $264.0 million as of December 31, 2002. In addition, the Company may be required to repay $30.0 million of exchangeable promissory notes (the “Notes”) in the event its stockholders do not approve their exchange for mandatorily redeemable convertible preferred stock. Such repayment would be required on the earlier of the December 31, 2003 maturity date of the Notes, or upon demand at any time following 30 days after the stockholder vote. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are also described in Note 2. The consolidated financial statement do not include any adjustments that might result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 24, 2003, except for Note 20, as to which the date is March 17, 2003, and except for Note 2, as to which the date is August 22, 2003.

Predecessor Auditor (Arthur Andersen LLP) Opinion

      The following report is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP. As discussed in the Summary of Significant Accounting Policies note, in 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). As discussed in the Summary of Significant Accounting Policies note, the corporation has presented the transitional disclosures for 2001 and 2000 required by SFAS No. 142. The Arthur Andersen LLP report does not extend to these changes to the 2001 and 2000 consolidated financial statements. The adjustments to the 2001 and 2000 consolidated financial statements were reported on by PricewaterhouseCoopers LLP as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Western Multiplex Corporation:

      We have audited the accompanying consolidated balance sheets of Western Multiplex Corporation (a Delaware corporation, formerly known as Glenayre Western Multiplex) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Multiplex Corporation and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a) is presented for the purposes of complying with the Securities and Exchange Commission’s rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

San Jose, California

January 28, 2002

PROXIM CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$16,535	$16,552
Short-term investments	513	6,738
Accounts receivable, net	30,535	27,396
Inventory, net	36,799	19,906
Other current assets	4,657	2,413
Deferred tax assets	—	8,224

Total current assets	89,039	81,229
Property and equipment, net	10,110	8,776
Goodwill, net	9,726	35,901
Intangible assets, net	61,926	712
Deferred tax assets, long-term portion	—	3,125
Restricted cash and long-term investments	2,489	2,084
Other long-term assets	4,133	2,571

Total assets	$177,423	$134,398

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,147	$7,549
Accrued liabilities	16,917	8,597

Total current liabilities	35,064	16,146
Long-term debt	101	—
Restructuring accruals, long-term portion	26,579	—

Total liabilities	61,744	16,146

Commitments and contingencies (Notes 16 and 17)
Mandatorily redeemable convertible Preferred Stock: Series A, no par value; authorized 5,000,000 shares: 3,000,000 shares issued and outstanding at December 31, 2002	64,412	—

Stockholders’ equity:
Common stock, Class A, par value $.01; authorized 200,000,000 shares: 162,328,944 and 101,325,501 shares issued and outstanding at December 31,2002 and 2001, respectively	1,623	1,013
Common stock, Class B, par value $.01; authorized 100,000,000 shares: no shares issued and outstanding at December 31, 2002 and 2001, respectively	—	—
Additional paid-in capital	335,830	159,626
Treasury stock, at cost; 42,185,534 and 42,107,396 shares at December 31, 2002 and 2001, respectively	(21,585)	(21,400)
Deferred stock compensation	—	(614)
Notes receivable from stockholders	(898)	(918)
Accumulated deficit	(264,010)	(19,530)
Accumulated other comprehensive income	307	75

Total stockholders’ equity	51,267	118,252

Total liabilities, mandatorily redeemable convertible Preferred Stock and stockholders’ equity	$177,423	$134,398

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except per share data)
Revenue, net	$144,660	$105,730	$105,508
Cost of revenue	83,685	55,887	50,466
Provision for excess and obsolete inventory	12,659	—	—

Gross profit	48,316	49,843	55,042

Operating expenses:
Research and development	29,159	19,114	12,379
Selling, general and administrative	49,491	38,603	22,531
Amortization of goodwill and intangible assets	12,467	5,440	2,382
Amortization of deferred stock compensation(*)	855	5,196	4,161
Impairment of goodwill and intangible assets	129,108	4,331	—
Impairment of loan to officer	4,500	—	—
Restructuring charges	43,177	1,816	—
In-process research and development	16,100	6,400	—
Merger costs	—	30	185

Total operating expenses	284,857	80,930	41,638

Income (loss) from operations	(236,541)	(31,087)	13,404
Interest income (expense), net	(85)	1,393	85

Income (loss) before income taxes	(236,626)	(29,694)	13,489
Income tax provision (benefit)	3,224	(4,096)	6,800

Income (loss) before extraordinary item	(239,850)	(25,598)	6,689
Loss on early extinguishment of debt, net of income tax benefit of $241	—	—	(394)

Net income (loss)	(239,850)	(25,598)	6,295
Deemed Series A Preferred Stock dividend	(2,740)	—	—
Accretion of Series A Preferred Stock redemption Obligations	(1,890)	—	—

Net income (loss) attributable to common stockholders	$(244,480)	$(25,598)	$6,295

Basic earnings (loss) per share	$(2.33)	$(0.44)	$0.13

Diluted earnings (loss) per share	$(2.33)	$(0.44)	$0.12

Shares used to compute basic earnings (loss) per share	105,119,404	57,559,434	47,044,568

Shares used to compute diluted earnings (loss) per share	105,119,404	57,559,434	52,080,734

(*) Amortization of deferred stock compensation was relating to the associated expense categories as follows:
Cost of revenue	$4	$23	$67
Research and development	697	4,237	2,000
Sales, general and administrative	154	936	2,094

	$855	$5,196	$4,161

The accompanying notes are an integral part of these consolidated financial statements.

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock				Treasury Stock					Deferred
									Additional	Stock
	Class A		Class B		Class A		Class B		Paid-In	Compen-
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	sation

	(Dollars in thousands, except per share amounts)
Balance as of December 31, 1999	—	$—	80,000,000	$800	—	$—	(42,000,000)	$(21,000)	$31,433	$—
Net income	—	—	—	—	—	—	—	—	—	—
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	3,830,351	38	—	—	—	—	—	—	1,879	—
Conversion of Class B common stock into Class A common stock immediately prior to initial public offering	80,000,000	800	(80,000,000)	(800)	(42,000,000)	(21,000)	42,000,000	21,000	—	—
Issuance of Class A common stock in connection with Ubiquity acquisition	692,772	7	—	—	—	—	—	—	5,535	—
Stock options assumed in connection with the Ubiquity acquisition	—	—	—	—	—	—	—	—	834	—
Issuance of Class A common stock in connection with initial public offering, net of issuance costs of $12,460	8,625,000	86	—	—	—	—	—	—	91,040	—
Exercise of stock options	16,000	—	—	—	—	—	—	—	8	—
Exercise of warrants in connection with the recapitalization of the Company	4,370,000	44	—	—	—	—	—	—	2,141	—
Deferred stock compensation	35,296	—	—	—	—	—	—	—	8,471	(4,310)
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	—	—	—
Note receivables from stockholders	—	—	—	—	—	—	—	—	—	—

Balance sheet as of December 31, 2000	97,569,419	975	—	—	(42,000,000)	(21,000)	—	—	141,341	(4,310)
Net loss	—	—	—	—	—	—	—	—	—	—
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	130,266	1	—	—	—	—	—	—	1,284	—
Issuance of Class A common stock in connection with the WirelessHome acquisition	1,649,324	16	—	—	—	—	—	—	12,089	—
Stock options and warrants assumed in connection with the WirelessHome acquisition	—	—	—	—	—	—	—	—	665	(323)
Common stock redemption related to WirelessHome acquisition	—	—	—	—	(107,396)	(400)	—	—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Accumulated
	Notes	Retained	Other		Compre-
	Receivable	Earnings	Comprehensive		hensive
	from	(Accumulated	Income		Income
	Stockholders	Deficit)	(Loss)	Total	(Loss)

	(Dollars in thousands, except per share amounts)
Balance as of December 31, 1999	$—	$(227)	$—	$11,006	$—
Net income	—	6,295	—	6,295	6,295
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	—	—	—	1,917	—
Conversion of Class B common stock into Class A common stock immediately prior to initial public offering	—	—	—	—	—
Issuance of Class A common stock in connection with Ubiquity acquisition	—	—	—	5,542	—
Stock options assumed in connection with the Ubiquity acquisition	—	—	—	834	—
Issuance of Class A common stock in connection with initial public offering, net of issuance costs of $12,460	—	—	—	91,126	—
Exercise of stock options	—	—	—	8	—
Exercise of warrants in connection with the recapitalization of the Company	—	—	—	2,185	—
Deferred stock compensation	—	—	—	4,161	—
Unrealized gain on investments	—	—	12	12	12
Total comprehensive income	—	—	—	—	—
Note receivables from stockholders	(1,062)	—	—	(1,062)	—

Balance sheet as of December 31, 2000	(1,062)	6,068	12	122,024	$6,307
Net loss	—	(25,598)	—	(25,598)	(25,598)
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	—	—	—	1,285	—
Issuance of Class A common stock in connection with the WirelessHome acquisition	—	—	—	12,105	—
Stock options and warrants assumed in connection with the WirelessHome acquisition	—	—	—	342	—
Common stock redemption related to WirelessHome acquisition	—	—	—	(400)	—

PROXIM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

	Common Stock				Treasury Stock					Deferred
									Additional	Stock
	Class A		Class B		Class A		Class B		Paid-In	Compen-
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	sation

	(Dollars in thousands, except per share amounts)
Stock price protection contingent consideration related to the WirelessHome acquisition	—	—	—	—	—	—	—	—	2,519	—
Deferred stock compensation related to WirelessHome acquisition	558,950	6	—	—	—	—	—	—	2,198	(2,204)
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—	—	—	—	—	—	191	(191)
Exercise of stock options	1,328,782	14	—	—	—	—	—	—	726	—
Other deferred stock compensation	88,760	1	—	—	—	—	—	—	363	(532)
Reversal of deferred compensation in connection with termination employees	—	—	—	—	—	—	—	—	(1,750)	1,750
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	—	5,196
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—
Note receivables from stockholders	—	—	—	—	—	—	—	—	—	—

Balance as of December 31, 2001	101,325,501	1,013	—	—	(42,107,396)	(21,400)	—	—	159,626	(614)
Net loss	—	—	—	—	—	—	—	—	—	—
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	247,556	2	—	—	—	—	—	—	575	—
Issuance of Class A common stock in connection with Proxim, Inc. acquisition	59,506,503	595	—	—	—	—	—	—	132,700	—
Stock options and warrants assumed in connection with Proxim, Inc. acquisition	—	—	—	—	—	—	—	—	25,294	—
Issuance of Class A common stock in connection with nBand Communications acquisition	180,144	2	—	—	—	—	—	—	448	—
Issuance of Series A preferred stock Warrants	—	—	—	—	—	—	—	—	13,993	—
Deemed Series A
Preferred Stock dividend	—	—	—	—	—	—	—	—	2,740	—
Accretion of Series A Preferred Stock redemption value	—	—	—	—	—	—	—	—	(1,046)	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	PROXIM CORPORATION
	CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)
			Accumulated
	Notes	Retained	Other		Compre-
	Receivable	Earnings	Comprehensive		hensive
	from	(Accumulated	Income		Income
	Stockholders	Deficit)	(Loss)	Total	(Loss)

	(Dollars in thousands, except per share amounts)
Stock price protection contingent consideration related to the WirelessHome acquisition	—	—	—	2,519	—
Deferred stock compensation related to WirelessHome acquisition	—	—	—	—	—
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—	—	—
Exercise of stock options	—	—	—	740	—
Other deferred stock compensation	—	—	—	(168)	—
Reversal of deferred compensation in connection with termination employees	—	—	—	—	—
Amortization of deferred stock compensation	—	—	—	5,196	—
Unrealized gain on investments	—	—	63	63	63
Total comprehensive loss	—	—	—	—	—
Note receivables from stockholders	144	—	—	144	—

Balance as of December 31, 2001	(918)	(19,530)	75	118,252	$(25,535)
Net loss	—	(239,850)	—	(239,850)	(239,850)
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	—	—	—	577	—
Issuance of Class A common stock in connection with Proxim, Inc. acquisition	—	—	—	133,295	—
Stock options and warrants assumed in connection with Proxim, Inc. acquisition	—	—	—	25,294	—
Issuance of Class A common stock in connection with nBand Communications acquisition	—	—	—	450	—
Issuance of Series A preferred stock Warrants	—	—	—	13,993	—
Deemed Series A
Preferred Stock dividend	—	(2,740)	—	—	—
Accretion of Series A Preferred Stock redemption value	—	(1,890)	—	(2,936)	—

PROXIM CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

	Common Stock				Treasury Stock					Deferred
									Additional	Stock
	Class A		Class B		Class A		Class B		Paid-In	Compen-
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	sation

	(Dollars in thousands, except per share amounts)
Common Stock repurchase related to stock forward sale agreements	—	—	—	—	(78,138)	(185)	—	—	(433)	—
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—	—	—	—	—	—	241	(241)
Issuance of Class A Common Stock in connection with achievement of Card Access milestones	302,328	3	—	—	—	—	—	—	(3)	—
Issuance of Class A Common Stock in connection with achievement of WirelessHome milestones	83,330	1	—	—	—	—	—	—	36	—
Exercise of stock options	683,582	7	—	—	—	—	—	—	384	—
Amortization of deferred stock compensation	—	—	—	—	—	—	—	—	—	855
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—	—	—	—
Repayment of notes receivable from stockholders	—	—	—	—	—	—	—	—	—	—
Reversal of deferred tax asset recognized upon recapitalization and related tax election	—	—	—	—	—	—	—	—	1,275	—

Balance as of December 31, 2002	162,328,944	$1,623	—	—	(42,185,534)	$(21,585)	—	$—	$335,830	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	PROXIM CORPORATION
	CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)
			Accumulated
	Notes	Retained	Other		Compre-
	Receivable	Earnings	Comprehensive		hensive
	from	(Accumulated	Income		Income
	Stockholders	Deficit)	(Loss)	Total	(Loss)

	(Dollars in thousands, except per share amounts)
Common Stock repurchase related to stock forward sale agreements	—	—	—	(618)	—
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—	—	—
Issuance of Class A Common Stock in connection with achievement of Card Access milestones	—	—	—	—	—
Issuance of Class A Common Stock in connection with achievement of WirelessHome milestones	—	—	—	37	—
Exercise of stock options	—	—	—	391	—
Amortization of deferred stock compensation	—	—	—	855	—
Unrealized gain on investments	—	—	232	232	232
Total comprehensive loss	—	—	—	—	—
Repayment of notes receivable from stockholders	20	—	—	20	—
Reversal of deferred tax asset recognized upon recapitalization and related tax election	—	—	—	1,275	—

Balance as of December 31, 2002	$(898)	$(264,010)	$307	$51,267	$(239,618)

The accompanying notes are an integral part of these consolidated financial statements.

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(239,850)	$(25,598)	$6,295
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred tax assets	12,624	(6,211)	(199)
Depreciation and amortization	17,215	12,692	8,345
Impairment of goodwill and other intangible assets	129,108	4,331	—
Impairment of loan to officer	4,500	—	—
In-process research and development	16,100	—	—
Accrued interest on convertible notes payable	469	—	—
Provision for excess and obsolete inventory	12,659	6,400	—
Provision for bad debts, sales returns and price protection	—	7,331	618
Provision for restructuring charges	43,177	1,816	—
Changes in assets and liabilities, net of effect of business combinations:
Accounts receivable, net	5,775	(435)	(26,080)
Inventory, net	(11,188)	(8,957)	(5,406)
Other assets	(5,156)	2,433	(6,921)
Accounts payable and accrued liabilities	(12,890)	(5,748)	11,616
Payable to parent company	—	(35)	(1,374)

Net cash used in operating activities	(27,457)	(11,981)	(13,106)

Cash flows from investing activities:
Purchase of property and equipment	(3,556)	(4,812)	(3,804)
Purchase of investment securities	—	(10,771)	(23,632)
Sale of short-term investments	7,043	25,659	1,497
Restricted cash	—	—	(1,500)
Net cash used in acquisitions	(51,454)	(12,666)	—

Net cash used in investing activities	(47,967)	(2,590)	(27,439)

Cash flows from financing activities:
Repayment of long-term debt	—	(1,703)	(21,972)
Repayment of line of credit	—	—	(2,476)
Proceeds from repayments of notes receivable from stockholders	20	144	(1,062)
Proceeds from issuance of Series A Preferred Stock	41,000	—	—
Proceeds from issuance of convertible promissory notes	34,000	—	—
Issuance of Common Stock, net	1,005	1,988	95,236
Purchase of treasury stock	(618)	(400)	—

Net cash provided by financing activities	75,407	29	69,726

Net increase (decrease) in cash and cash equivalents	(17)	(14,542)	29,181
Cash and cash equivalents at beginning of year	16,552	31,094	1,913

Cash and cash equivalents at end of year	$16,535	$16,552	$31,094

Supplemental disclosures:
Cash paid (received) during the year for:
Income taxes	$(7,935)	$2,038	$7,740

Non-cash transactions:
Issuance of common stock and stock options assumed in connection with merger and acquisitions	$159,039	$12,061	$6,376
Restructuring charges	$2,450	$226	$—
Provision for excess and obsolete inventory	$7,686	$—	$—
Accretion of Series A Preferred Stock redemption obligations	$2,936	$—	$—
Warrants issued in connection with Series A Preferred Stock	$13,993	$—	$—
Deemed preferred stock dividend	$2,740	$—	$—
Conversion of promissory notes into Series A Preferred Stock	$34,000	$—	$—
Accrued interest on convertible notes payable in Preferred Stock	$469	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

      Proxim Corporation (the “Company”) is the company created by the merger of Proxim, Inc. and Western Multiplex Corporation, or Western Multiplex, on March 26, 2002. Western Multiplex merged with Proxim, Inc. located in Sunnyvale, California which designs, manufactures and markets high performance wireless local area networking, or WLAN, and building-to-building network products based on radio frequency, or RF, technology and changed its name to Proxim Corporation. On August 5, 2002, the Company completed the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., or Agere, including its ORiNOCO product line. The results of operations for the year ended December 31, 2002 include the financial results of the former Western Multiplex for the period from January 1, 2002 to December 31, 2002, the results of the former Proxim, Inc. for the period from March 27, 2002 to December 31, 2002, and the results of the 802.11 WLAN systems business of Agere for the period from August 6, 2002 to December 31, 2002, in accordance with accounting principles generally accepted in the United States of America. Western Multiplex was founded in 1979 in Sunnyvale, California, as a vendor of radio components and related services. In 1992, Western Multiplex changed its strategy, and became a designer and manufacturer of broadband wireless systems and launched its Lynx broadband wireless systems. These point-to-point systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 1999, Western Multiplex introduced its Tsunami point-to-point broadband wireless systems, which primarily enable service providers, businesses and other enterprises to expand or establish private networks by bridging data and voice network traffic among multiple facilities. Based on Western Multiplex’s core technologies and the technology acquired through its purchase of WirelessHome Corporation, or WirelessHome, in March 2001, Western Multiplex developed point-to-multipoint systems designed to enable service providers, businesses and other enterprises to connect multiple facilities within a geographic area to a central hub. Western Multiplex began shipping its first generation of these products at the end of the fourth quarter of 2001.

Risks and Uncertainties

      The Company depends on single or limited source suppliers for several key components used in the Company’s products. Proxim, Inc. and Agere depended on single sources for the Company’s proprietary application specific integrated circuits, or ASICs, and assembled circuit boards. Any disruptions in the supply of these components or assemblies could delay or decrease our revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. In connection with the Company’s acquisition of Agere’s 802.11 WLAN systems business, we have entered into a three-year strategic supply agreement with Agere, pursuant to which Agere will provide the Company with 802.11 chips, modules and cards. Other than this agreement, we do not have any long-term arrangements with the Company’s suppliers.

      The Company relies on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects the Company to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If the Company’s Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near the Company’s current or full capacity for an extended period, the Company’s business and operating results could be materially adversely affected.

Note 2 — Recent Developments

      On July 21, 2003, the Company entered into a letter agreement to buy a leased property in Sunnyvale, California and terminate the lease on or before September 12, 2003. The letter agreement includes a $6 million payment to the building owner as well as payment by the Company of certain closing costs and operating costs of the building owner incurred between the date of the letter agreement and the closing. As part of the purchase, the Company must either assume or pay off the mortgage obligation secured by the leased property of approximately $3.2 million. In the event that the mortgage holder does not agree to the assignment of the mortgage to the Company, or if the Company elects to repay the mortgage, the early payoff of the mortgage is subject to a prepayment premium of up to $800,000, based on recent estimates, as determined at the time of prepayment. Consummation of the transaction will result in the reversal of previously recorded lease obligations restructuring reserves that would no longer be required. The Company’s obligation to close under the letter agreement is conditioned on the lender’s approval of the Company’s assumption of the note secured by the mortgage no later than August 31, 2003.

      On July 22, 2003, the Company announced that Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliates had agreed to collectively invest $30 million, and potentially up to $40 million, in the Company. On July 30, 2003, these investors collectively invested $30 million and the Company issued short-term secured exchangeable promissory notes (the “Notes”) bearing interest at 25% per annum. The Notes will be exchanged, upon approval at a special meeting of the Company’s stockholders, into shares of Series B mandatorily redeemable convertible preferred stock (“Series B Preferred Stock”). The Series B Preferred Stock, when issued, will be convertible into shares of the Company’s Class A common stock at an initial conversion price of $1.15 per share. The Series B Preferred Stock will have the rights to a liquidation preference that accretes at 12% per annum compounding quarterly, for its six-year life, with acceleration upon a change in control. Upon conversion of the Notes and the issuance of the Series B Preferred Stock, the investors will also be granted warrants to acquire an aggregate of 18.0 million shares of Class A common stock with an exercise price equal to $1.46 per share (the “New Warrants”). The Notes are secured by a lien on all of the Company’s assets, and are subordinated in lien priority and right of repayment to Silicon Valley Bank.

      The shares of Series B Preferred Stock to be issued upon exchange of the Notes and the New Warrants to be issued to the investors are expected to represent approximately 21% of the Company’s outstanding capital stock on an as-converted and as-exercised basis, excluding outstanding employee options to purchase approximately 28.5 million shares of Common Stock. The Company’s Series A Preferred Stock and warrants held by these investors prior to the initial $30 million financing represented approximately 16.3% and 7.6%, respectively, of the Company’s outstanding capital stock on an as-exercised and as-converted basis (excluding employee options), and as adjusted to account for anti-dilution adjustments on the initial $30 million financing. In addition, upon receipt of stockholder approval of the exchange of the Notes into Series B Preferred Stock and the grant of the New Warrants, the Company will have the right, for up to 180 days from the announcement of the transaction, to sell to the investors additional Series B Preferred Stock on the same terms for up to $10,000,000. Such right shall exist so long as the Company has not suffered a material adverse change, or filed for bankruptcy protection or similar proceedings, and the Company meets other closing conditions specified in its agreements with the investors.

      The Company has agreed that, as promptly as practicable, it will call a special meeting of stockholders to approve the exchange of the Notes for Series B Preferred Stock, the issuance of the New Warrants and the potential issuance of an additional $10 million of Series B Preferred Stock. In the event that the Company’s stockholders do not approve the exchange of the Notes and the issuance of the Series B Preferred Stock and the New Warrants, the Notes must be repaid upon the earlier of the December 31, 2003 maturity date, or upon demand at any time following 30 days after the special meeting of stockholders.

      The Company has incurred substantial losses and negative cash flows from operations during the years ended December 31, 2002 and 2001, and has an accumulated deficit of $264.0 million as of December 31, 2002. Further, if the stockholders do not approve the exchange of the Notes for mandatorily redeemable convertible preferred stock and the Company were required to repay the Notes, it would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain an alternative source of financing, it would most likely have insufficient cash to repay the Notes, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

      The Company amended and restated its secured financing agreements with Silicon Valley Bank in June 2003 and then subsequently amended these agreements in July 2003. These amendments include the replacement of an accounts receivable-based secured credit facility for the existing facility. This accounts receivable based facility, as amended, allows for borrowings of up to $20 million with a provision that allows for advances of up to $4 million relating to the issuance of letters of credit in excess of availability otherwise applicable under the accounts receivable financing agreement, provided that the total availability under the accounts receivable arrangement does not exceed $20 million.

Basis of Presentation

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America with the instructions to Form 10-K.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

Principles of Consolidation

      The consolidated financial statements include the accounts of Proxim Corporation and all of its subsidiaries. The financial condition and results of operations as of and for the years ended December 31, 2002, 2001 and 2000 include the results of acquired subsidiaries from their respective dates of acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

Note 3 — Summary of Significant Accounting Policies

Cash, Cash Equivalents and Marketable Securities

      The Company considers all highly liquid instruments with an original maturity, or remaining maturity at the date of purchase of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of market rate accounts and highly rated commercial paper that are stated at cost, which approximate fair value. Investments with maturities greater than three months and less than one year as of the date of the balance sheet are classified as marketable securities. Marketable securities consist of time deposits with original maturities greater than three months and less than one year and corporate debt obligations. Investments with maturities greater than one year are classified as marketable securities, long-term. Marketable securities are classified as available-for-sale as of the balance sheet date in accordance with Statement of Financial Accounting Standard, or SFAS, No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and are reported at fair value, with unrealized gains and losses recorded as other comprehensive income (loss) included in stockholders’ equity.

Other Financial Instruments

      In addition to cash equivalents and marketable securities, the Company’s financial instruments include restricted cash and long-term investments and accounts payable, which are carried at cost. Restricted cash and long-term investments represent funds held as financial institutions as collateral on an irrevocable standby letter of credit and as a security deposit for lease agreements. This approximates the fair value.

Equity Investments

      Equity investments representing ownership of less than 20% of the investee in which the Company does not have the ability to exert significant influence are accounted for using the cost method. The Company reviews its investments on a regular basis and considers factors including the operating results, available evidence of the market value and economic outlook of the relevant industry sector. When the Company concludes that an other-than-temporary impairment has resulted, the difference between the fair value and the carrying value is written off and recorded as an impairment charge in the statement of operations.

Inventories

      Inventories are stated at the lower of cost or market, cost being determined using the first in, first out method, less provisions made for excess and obsolete inventory based on management’s estimates.

Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Impairment of Long-Lived Assets

      The Company reviews long-lived assets and certain identifiable intangibles assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates any possible impairment of long-lived assets and certain intangible assets using estimates of undiscounted future cash flows. If an impairment loss is to be recognized, it is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Management evaluates the fair value of its long-lived assets and certain intangibles assets using primarily the estimated discounted future cash flows method. Management uses other alternative valuation techniques whenever the estimated discounted future cash flows method is not appropriate.

Revenue Recognition

      Product revenue is generally recognized upon shipment when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. A provision for estimated future sales return and warranty costs is recorded at the time revenue is recognized. The Company has no obligation to provide any modification or customization upgrades, enhancements or other post-sale customer support. The Company grants certain distributors limited rights of return and price protection on unsold products. Product revenue on shipments to distributors which have rights of return and price protection is deferred until shipment to end customers by the distributors.

      Effective June 29, 2002, the Company began to recognize sales of its wireless wide area network, or WWAN, products to distributors with rights of return upon shipment by the distributors to the end user customer. Prior to June 29, 2002, the Company recognized revenue for sales of all WWAN products to distributors with rights of return upon shipment to the distributor and provided reserves for the estimated amount of product returns. The combination of the changes resulting from the acquisition of the ORiNOCO business and the adoption of one uniform method is consistent with the Company’s plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology is treated as a change in estimate, and was made on a prospective basis, starting in the third quarter of 2002.

      Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from product rentals is recognized rateably over the period of the rental.

Goodwill

      Goodwill is the amount by which the cost of the acquired identifiable net tangible and intangible assets exceeded the fair values of the acquired net tangible and intangible assets on the date of purchase. Goodwill resulting from business acquisitions completed prior to June 30, 2001 is reported at cost, net of accumulated amortization. Amortization was calculated on a straight-line basis over the estimated useful lives of 5 years. Effective January 1, 2002, The Company adopted SFAS No. 142, “Goodwill and Intangible Assets,” and no longer amortizes goodwill that arose from these acquisitions. Goodwill resulting from business acquisitions completed after June 30, 2001 is reported at cost and not subject to amortization in accordance with SFAS No. 142.

      The Company tests goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, applying a fair-value based test. The impairment test consists of a comparison of the fair value of the goodwill with its carrying value. If the carrying value of the goodwill exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

Acquisition-Related Intangible Assets

      Intangible assets result from business acquisitions accounted for under the purchase method, and consist of developed technology, core technology, customer relationships, tradename, patents and in-process research and development. Intangible assets are reported at cost, net of accumulated amortization. Identifiable intangible assets other than in-process research and development and tradename are amortized on a straight-line basis over their estimated useful lives ranging from two to five years. In-process research and development is charged to operating expense in the period the acquisition is consummated.

Software Development Costs

      Software development costs are capitalized once technological feasibility is established, which the Company defines as completion of a working model. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

      The Company accounts for income taxes using the asset and liability method, under which the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities are recognized as deferred tax assets and liabilities, and for net operating loss and tax credit carryforwards. A valuation allowance is established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. The Company does not record a deferred tax provision on unremitted earnings of foreign subsidiaries to the extent that such earnings are considered permanently invested.

Foreign Currency Transactions

      The functional currency of the Company’s operations in all countries is the U.S. dollar. Sales and purchase transactions are generally denominated in U.S. dollars. Foreign currency transaction gains and losses are included in the statement of operations and were not material for each period presented.

Net Income (Loss) Per Share

      Basic net income (loss) per share is computed by dividing net income (loss) available to Common Stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is calculated using the weighted average number of outstanding shares of common stock plus potential dilutive shares. Potential dilutive shares consist of convertible preferred stock, stock options and warrants, using the treasury stock method based on the average stock price for the period. The calculation of diluted net loss per share excludes potential dilutive shares if the effect is antidilutive.

Mandatorily Redeemable Convertible Preferred Stock (“Preferred Stock”)

      The carrying value of Preferred Stock is adjusted by quarterly accretions, on the effective-interest basis, so that the carrying amount will equal the redemption amount at the earliest redemption date. These adjustments will be effected through charges against additional paid-in capital and accumulated deficit, as appropriate.

Stock-Based Compensation

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion, or APB No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company provides additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Bases Compensation — Transition and Disclosure.”

Comprehensive Income (Loss)

      SFAS No. 130, “Reporting Comprehensive Income” requires that companies report comprehensive income (loss) and its components. Comprehensive income (loss) is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has the following two items that comprise comprehensive income loss: (1) net income/loss; and (2) unrealised gain/loss on investments.

Segment Reporting

      SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires that companies report separately in the financial statements certain financial and descriptive information about operating segments’ profit or loss, certain specific revenue and expense items and segment assets. Additionally, companies are required to report information about revenue and assets by geographic areas and about major customers. The Company’s products are grouped into two product lines: wireless wide area network, or WWAN, and wireless local area network, or WLAN.

Comparative Amounts

      Certain comparative amounts have been reclassified to conform to current year’s presentation.

Recent Accounting Pronouncements

      In July 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to SFAS No. 146’s timing for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3 a liability for an exit cost as generally defined in EITF Issue No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS No. 146 is applied prospectively upon adoption and, as a result, would not have any impact on the Company’s consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45

requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee and further requires a guarantor to provide additional disclosures regarding guarantees. The Interpretation’s provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods that end after December 15, 2002. The adoption of this Interpretation did not have a material effect on the Company’s consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company believes that the adoption of this Interpretation will have no material impact on its consolidated financial statements.

Note 4 —	Business Combinations

Acquisition of the 802.11 WLAN systems business of Agere Systems, Inc.

      On August 5, 2002, the Company completed its acquisition of the 802.11 WLAN systems business of Agere, including its ORiNOCO product line, for $65 million in cash. To finance the acquisition, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities agreed to collectively invest $75 million in the Company. These investors received 1,640,000 shares of redeemable convertible Series A Preferred Stock (“Preferred Stock,” Note 14) in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of Common Stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Preferred Stock carrying value and recorded as additional paid-in capital. A deemed Preferred Stock dividend representing the beneficial conversion feature of the Preferred Stock of $2.7 million was reflected in the determination of the loss attributable to Common stockholders. The remaining $34 million was in the form of convertible notes. Upon the receipt of approval of the Company’s stockholders at a special meeting held on October 8, 2002, the notes issued to these investors were converted into 1,360,000 shares of Preferred Stock and warrants to purchase approximately 5.6 million shares of Common Stock valued at $1.6 million. The warrants were recorded as a reduction of the Preferred Stock carrying value and recorded as additional paid-in capital in the quarter ended December 31, 2002. In total, the investors were granted warrants to acquire 12,271,345 shares of Common Stock for approximately $3.06 per share. The Preferred Stock and warrants issued to the investors represent approximately 28% of Proxim’s outstanding common stock on an as-converted and as-exercised basis including dividends. In addition, in connection with the transaction, the Company has entered into a patent cross-license agreement and settled all outstanding patent-related litigation with Agere, and has entered into a three-year strategic supply agreement, pursuant to which Agere will provide 802.11 chips, modules and cards to the Company at specified prices. Total consideration of $70.0 million for the acquisition comprised:

•	$65.0 million in cash; and

•	transaction costs of approximately $5.0 million.

      The purpose of the acquisition is to gain key technology and establish a leadership position in broadband wireless access systems market.

      The total purchase price was allocated to the tangible and identifiable intangible assets, goodwill acquired and liabilities assumed on the basis of their relative fair values as follows (in thousands):

Inventory, net	$557
Property and equipment	163
Core technology	8,521
Developed technology	16,994
Customer relationships	8,995
Tradename	5,909
Liabilities assumed	(4,589)
Acquired in-process research and development	10,364
Goodwill	23,086

$70,000

      The liabilities assumed consist principally of restructuring charges related to severance pay totaling $2.3 million for 55 employees, warranty expense and other current liabilities.

      The core and developed technology acquired include Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products. These products have already achieved technological feasibility in the marketplace. The fair value assigned to the core technology and developed technology totaled $8.5 million and $17.0 million respectively, and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to the ORiNOCO customer base. In valuing the ORiNOCO customer base, the Company employed an income approach similar to that used in valuing the technology. The customer base includes original equipment manufacturers (“OEM”) such as Avaya, Dell Computer, Fujitsu and Hewlett-Packard. The fair value assigned to the ORiNOCO customer base totaled $9.0 million and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to the ORiNOCO tradename. In valuing the tradename, the Company utilized the relief from royalty methodology, which assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset was estimated based on the revenue from the technology over the next five years, which represents the developed, core and in-process revenue stream. The Company then applied a 2.0% royalty rate to the forecasted revenue to estimate the pre-tax income associated with the asset. The fair value assigned to the tradename totaled $5.9 million and because the Company will continue to use the ORiNOCO tradename the intangible asset will not be amortized.

      Purchased in-process research and development, or IPR&D, consisted of next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. As of the valuation date, the 802.11 WLAN systems business of Agere was developing next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products. These products are under development and require additional hardware and software development. The value of the IPR&D was determined by estimating the net cash flows from potential sales of the products resulting from completion of this project, reduced by the portion of net cash flows from the revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 50%. The fair value assigned to the IPR&D totaled $10.4 million and was expensed at the time of the acquisition.

      Core technology, developed technology and customer relationships are being amortized on a straight-line basis over the following estimated periods of benefit:

Core technology	5 years
Developed technology	2 years
Customer relationships	3 years

Acquisition of nBand Communications, Inc.

      On April 18, 2002, the Company acquired nBand Communication, Inc. (“nBand”), a California corporation. nBand is a startup developer of advanced application specific integrated circuits (ASICs) designs that the Company intends to use in the development of next generation ASICs. The purchase price was $1.2 million and comprised of $550,000 in cash, 180,144 shares of Class A common stock valued at approximately $450,000 and transaction expenses of approximately $200,000. In the second quarter of 2002, the Company assigned the entire purchase price of $1.2 million to purchased in-process research and development as the acquired technology had not reached technological feasibility.

Merger with Proxim, Inc.

      On March 26, 2002, the merger between Western Multiplex Corporation and Proxim, Inc. was completed, resulting in Proxim Corporation as the combined company. The combined company provides broadband, or high speed, wireless access products to service providers, businesses and other enterprises as well as high performance WLAN products based on RF technology. The merger was accounted for as a purchase transaction with Proxim, Inc. as the purchased entity. Total consideration of $172.6 million for the merger and was adjusted to $175.3 million in the third quarter of 2002 and comprised:

•	59,506,503 shares of Class A common stock valued at approximately $133.3 million;

•	options and warrants having an assumed value of approximately $25.3 million; and

•	transaction costs originally estimated at $14.0 million were adjusted in the third quarter of 2002 to $16.7 million.

      The total purchase price was allocated to the tangible and identifiable intangible assets, goodwill acquired and liabilities assumed on the basis of their relative fair values as follows (in thousands):

Cash and cash equivalents	$35,961
Marketable securities	991
Accounts receivable, net	8,914
Inventory, net	12,834
Other current assets	1,150
Other long-term assets	2,000
Plant and equipment	3,958
Core technology	18,010
Developed technology	12,042
Patents	3,210
Liabilities assumed	(8,199)
Acquired in-process research and development	4,536
Goodwill	79,847

$175,254

      The liabilities assumed consist principally of accounts payable, accrued compensation and benefits and other current liabilities.

      The core and developed technology acquired include 900MHz, RangeLAN, Harmony, 802.11a and Skyline products for the enterprise/commercial markets; Symphony HomeRF, HomeRF 2.0 and Netline products for the home/ SOHO markets; and Stratum and Stratum MP products for the building-to-building markets. These products have already achieved technological feasibility in the marketplace. The fair value assigned to the core technology and developed technology totaled $18.0 million and $12.0 million respectively, and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to patents and patent applications of Proxim, Inc. The Company assumed that the patents and patent applications will continue to be used but will be phased out over time as new technology is developed. To value the patents and patent applications, we utilized the relief from royalty methodology. The relief from royalty methodology assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset is estimated, and then an estimated royalty rate is applied to the forecasted revenue to estimate the pre-tax income associated with the asset. The pre-tax income is then tax-affected to estimate the after-tax net income associated with the asset. Finally, the after tax net income is discounted to the present value using an appropriate rate of return that considers both the risk of the asset and the associated cash flow estimates. The resulting cash flows were then discounted back to their present value using a discount rate of 25%. The fair value assigned to the patents totaled $3.2 million and is being amortized over the expected life of its cash flows.

      Purchased IPR&D consisted of 802.11a and HomeRF 2.0 wireless networking products under development, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. As of the valuation date, Proxim, Inc. was developing 802.11a WLAN adapters in PCI and Mini PCI form factors and a connectorized access point as well as a HomeRF 2.0 voice data module, voice data gateway and voice data gateway and answer machine. These products are under development and require additional software development including NT 4.0 and Macintosh drivers along with additional functional testing. The value of the IPR&D was determined by estimating the net cash flows from potential sales of the products resulting from completion of this project, reduced by the portion of net cash flows from the revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 30%. The fair value assigned to the IPR&D totaled $4.5 million and was expensed at the time of the acquisition.

      Core technology, developed technology and patents are being amortized on a straight-line basis over the following estimated periods of benefit:

Core technology	5 years
Developed technology	3 years
Patents	5 years

Acquisition of WirelessHome

      On March 22, 2001, the Company acquired WirelessHome located in Long Beach, California in a cash and stock transaction. WirelessHome is a development stage company that designs and develops point-to-multipoint systems. The acquisition was accounted for as a purchase. The Company acquired WirelessHome for a total consideration of $28.2 million comprised of:

•	1,649,324 shares of Class A common stock valued at $12.1 million;

•	$10.5 million in cash;

•	options and warrants having an assumed value of $0.7 million; a stock price protection contingent consideration valued at $2.5 million; and

•	transaction costs of $2.4 million.

      As part of the transaction the Company assumed $2.0 million of net liabilities, which consisted of $0.4 million of current assets, $0.9 million of other assets and $3.3 million of current liabilities. In March

2001, the Company issued an initial consideration of $23.0 million. As a result, the Company recorded the initial purchase price allocation as follows: $24.7 million to goodwill and $0.3 million to deferred compensation.

      The initial purchase price, as well as the initial allocation, were subject to adjustments upon WirelessHome meeting certain development milestones and other considerations as defined in the agreement to acquire WirelessHome.

      On October 7, 2001, WirelessHome met the development milestones in accordance with the acquisition agreement. This resulted in additional purchase consideration of $5.2 million. We then evaluated and recorded the final purchase price and stock compensation expense arising from the achievement of those milestones. The total purchase price allocation, which consisted of $28.2 million of purchase price and $2.0 million of net liabilities assumed, was as follows: $1.0 million to assembled workforce, $6.4 million to IPR&D $22.5 million to goodwill, and $0.3 million to deferred compensation. In addition, we recorded $2.2 million of stock compensation expense as a result of releasing and issuing 558,950 shares, which were previously held in escrow, to individuals who were directly involved in the completion of the development milestones.

      The purchase price allocation and intangible assets valuation were based on management’s estimates of the after-tax net cash flows and gave consideration to the following: (i) the employment of a fair market value premise excluding any consideration specific to the Company which could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets including trademarks, tradename, patents, copyrights, non-compete agreements, assembled work force, customer relationships and sales channel; and (iii) the value of existing technology was specifically addressed, with a view toward ensuring that the relative allocations to existing technology and in-process research and development were consistent with the relative contributions of each final product.

      In making its purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items and an assessment of overall contributions, as well as project risks. The value assigned to purchased IPR&D was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the IPR&D was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. The resulting net cash flows from such projects are based on management’s estimates of cost of revenue, operating expenses, and income taxes from such projects.

Acquisition of Ubiquity Communication, Inc.

      On March 24, 2000, the Company acquired Ubiquity Communication, Inc. (“Ubiquity”), located in Petaluma, California. Through the acquisition, the Company acquired technology for use in its development of point-to-multipoint systems. At the time of the acquisition, Ubiquity had seven employees, including six engineers. In connection with the acquisition, the Company issued 692,772 shares of Class A common stock to its former owners and reserved 137,727 shares of our Class A common stock for issuance upon the exercise of the Ubiquity options we assumed. The value of the consideration paid for the acquisition of Ubiquity was $6.4 million. The transaction was accounted for using the purchase method of accounting. In March 2001, the Ubiquity operations were closed due to the acquisition of WirelessHome.

      Goodwill and other intangible assets related to the acquisition of Ubiquity totaled $6.8 million. In March 2001, the Company recorded an impairment of the Ubiquity goodwill and other intangible assets of $4.3 million as a result of closing the Ubiquity operations. The amount of the charge equals the unamortized amount of these intangible assets as of the date of closure of the Ubiquity operations as no future benefit is anticipated, since Ubiquity was replaced by WirelessHome as the developer of point-to-multipoint systems. The Ubiquity intangible asset of $229,000 is being amortized on a straight-line basis over its estimated useful life of three years, or $76,000, per year.

Pro Forma Financial Information

      The following table represents unaudited pro forma financial information for the year ended December 31, 2002 and December 31, 2001 had Proxim Corporation (formerly Western Multiplex Corporation), WirelessHome, Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere been combined as of January 1, 2001. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Proxim Corporation, WirelessHome, Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere been a combined company during the specified periods. The pro forma results include the effects of the amortization of identifiable intangible assets and goodwill and adjustments to the income tax provision or benefits and accretion of Preferred Stock. The pro forma combined results exclude the $6.4 million, $4.5 million, $1.2 million and $10.4 million charges for acquired in-process technology from WirelessHome, Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere acquisitions, respectively (in thousands except share data):

	Year Ended December 31,

	2002	2001

	(Unaudited)
Revenue	$206,053	$343,290
Net loss attributable to common stockholders	$(262,630)	$(110,948)
Basic and diluted net loss per share attributable to common stockholders	$(2.21)	$(1.01)

Shares used to compute basic and diluted net loss per share	119,030	110,203

Note 5 —	Goodwill and Other Intangible Assets

      In December 2002, due to the recent significant decline in forecasted revenue and the cash flows therefrom, the Company made a complete assessment of the carrying value of all goodwill and other intangibles assets in accordance with SFAS No. 142. The Company first determined the fair value of its equity to be less than the carrying value of goodwill. As such, an impairment charge was recognizable in accordance with SFAS No. 142 as of December 31, 2002. The Company then quantified the goodwill impairment as the amount by which the carrying amount of the asset exceeded the estimated fair value of the asset. The carrying value of goodwill totaling $138.8 million as of December 31, 2002 exceeded the estimated fair value of $9.7 million resulting in a charge for the impairment of goodwill of $129.1 million.

      Goodwill, net of impairment charge and amortizations, consist of the following (in thousands):

	2002	2001

Goodwill, net:
GTI	$17,126	$17,126
WirelessHome	18,775	18,775
Proxim, Inc	79,847	—
802.11 WLAN systems business	23,086	—

Total goodwill before impairment	138,834	35,901
Less: impairment charge	(129,108)	—

Total goodwill, net	$9,726	$35,901

      The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

Balance as of December 31, 2001	$35,901
Goodwill acquired during the year	102,933
Impairment charge	(129,108)

Balance as of December 31, 2002	$9,726

      Acquired intangible assets, net of amortizations, consist of the following (in thousands):

	2002	2001

Acquired intangible assets, net:
WirelessHome and other	$136	$712
Proxim, Inc	27,068	—
802.11 WLAN systems business	34,722	—

Total intangible assets, net	$61,926	$712

      Acquired intangible assets by categories as of December 31, 2002 (in thousands):

	Gross Carrying	Accumulated
	Amounts	Amortization

Amortized intangible assets:
Core Technology	$26,531	$3,412
Developed Technology	29,036	6,552
Customer Relationships	8,995	1,249
Patents	3,439	771

Total	$68,001	$11,984

Unamortized intangible assets:
Tradename	$5,909

      Goodwill represents the excess of cost over the fair market value of net assets acquired. Goodwill pushed down from the 1995 acquisition of the Company by GTI totaled $22.0 million. Prior to January 1, 2002 this goodwill was amortized on a straight-line basis over its estimated useful life of 30 years, or $0.7 million per year. As a result of the Company’s adoption of SFAS No. 142, as of January 1, 2002, the Company no longer amortizes goodwill. Goodwill related to the acquisition of WirelessHome totaled $24.7 million. Prior to December 31, 2001 this goodwill was amortized on a straight-line basis over its estimated useful life of 5 years. As a result of the Company’s adoption of SFAS No. 142, as of January 1, 2002, the Company no longer amortizes goodwill. This goodwill was subject to subsequent adjustments upon WirelessHome meeting certain development milestones and other considerations. After WirelessHome met those development milestones, the goodwill was adjusted to $22.5 million in the fourth quarter of 2001. Goodwill related to the merger with Proxim, Inc. totaled $77.2 million and was adjusted to $79.9 million in the third quarter of 2002 as a result of additional unanticipated transaction expenses. Goodwill related to the 802.11 WLAN systems business of Agere totaled $23.1 million.

      Assembled workforce related to the acquisition of WirelessHome totaled $1.0 million were reclassified as Goodwill on January 1, 2002. Patents related to the acquisition of Ubiquity totaled $229,000, and are being amortized on a straight-line basis over an estimated useful life of 3 years.

      Core technology, developed technology and patents related to the merger with Proxim, Inc. totaled $18.0 million, $12.0 million and $3.2 million respectively, and are being amortized on a straight-line basis over an estimated useful life of 5 years, 3 years and 5 years, respectively.

      Core technology, developed technology and customer relationships related to the acquisition of the 802.11 WLAN systems business of Agere totaled $8.5 million, $17.0 million and $9.0 million respectively, and are being amortized on a straight-line basis over an estimated useful life of 5 years, 2 years and 3 years, respectively. The fair value assigned to the tradename totaled $5.9 million and because the Company will continue to use the ORiNOCO tradename the intangible asset will not be amortized.

      The following table presents the impact of SFAS No. 142 on net loss as if the standard had been in effect for the year ended December 31, 2001 (in thousands, except per share data):

Net loss as reported	$(25,598)
Add: goodwill amortization	4,371
workforce amortization	383

Adjusted net loss	$(20,844)

Basic and diluted net loss per share as reported	$(0.44)
Add: goodwill amortization	0.08
workforce amortization	0.00

Adjusted basic and diluted net loss per share as reported	$(0.36)

Note 6 —	Purchased In-Process Research and Development

      Purchased in-process research and development consist primarily of acquired technology that has not reached technological feasibility.

      The amount expensed to purchased in-process research and development in the third quarter of 2002 related to next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products acquired in the acquisition of Agere’s 802.11 WLAN systems business. The amount expensed to purchased in-process research and development in the second quarter of 2002 related to technology for next generation ASICs acquired in the nBand acquisition. The amount expensed to purchased in-process research and development in the first quarter of 2002 related to 802.11a and HomeRF 2.0 wireless networking products acquired in relations to the Proxim, Inc. merger. The following table summarizes the key assumptions underlying the valuation for the Company’s purchase transactions completed during the year ended December 31, 2002 and 2001 (in thousands):

		Estimated Cost to	Risk-Adjusted Discount
		Complete Technology	Rate for In-Process
		at Time of	Research and
	Year	Acquisition	Development

802.11 WLAN systems business	2002	$1,322	50.0%
Proxim, Inc.	2002	$2,387	30.0%
WirelessHome	2001	$1,425	35.0%

      The discount rates reflect the risk of the respective technology and are representative of the implied transaction rates.

      The Company does not expect to achieve a material amount of expense reductions or synergies as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated synergies or cost saving associated with the transactions. The Company expects that products incorporating the acquired technology will be completed and begin to generate cash flows between six to nine months after integration. Actual results have been consistent in all material respects, with its assumptions at the effective time of the transactions.

      Development of this technology remains a significant risk due to the remaining effort to achieve technological feasibility, rapidly changing customer markets, uncertain standards for new products, and significant competitive threats. The nature of the efforts to develop the acquired technology into commercially viable products consists principally of developing a new operating system, developing a new processor and interface, planning and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could have a material adverse impact on the value of assets acquired.

Note 7 — Balance Sheet Components

	2002	2001

	(In thousands)
Marketable securities:
Corporate bonds and time deposits	$2,489	$8,192
Auction rate securities	—	630
Equity investment in a wireless company listed in Canada	513	—

	3,002	8,822
Less: long-term portion	(2,489)	(2,084)

Current portion	$513	$6,738

Accounts receivable, net:
Gross accounts receivable	$52,750	$32,802
Less: deferred revenue	(14,715)	—
allowances for bad debts, sales returns and price protection	(7,500)	(5,406)

	$30,535	$27,396

Inventory, net:
Raw materials	$37,472	$12,214
Work-in-process	5,820	675
Finished goods	17,523	10,038
Consignment inventories	8,829	—

	69,644	22,927
Less: reserve for excess and obsolete inventory	(32,845)	(3,021)

	$36,799	$19,906

Property and equipment, net:
Computer and test equipment	$18,102	$6,191
Furniture and fixtures	890	6,850
Leasehold improvements	265	1,871

	19,257	14,912
Less: accumulated depreciation	(9,147)	(6,136)

	$10,110	$8,776

Goodwill, net:
Goodwill	$19,325	$44,500
Less: Accumulated amortization	(9,599)	(8,599)

	$9,726	$35,901

	2002	2001

	(In thousands)
Intangible assets, net:
Core technology	$26,531	$—
Developed technology	29,036	—
Acquired workforce	—	1,000
Customer relationships	8,995	—
Tradename	5,909	—
Patents	3,439	229

	73,910	1,229
Less: Accumulated amortization	(11,984)	(517)

	$61,926	$712

Other current liabilities:
Restructuring accruals, current portion	$3,871	$430
Accrued unconditional purchase order commitments	1,509	—
Accrued compensation	3,921	3,129
Accrued warranty costs	2,041	869
Other accrued liabilities	5,575	4,169

	$16,917	$8,597

      The following is a summary of the movements in product warranty costs during the year ended December 31, 2002 (in thousands):

Balance as of December 31, 2001	$869
Balance acquired with acquisitions	1,442
Settlements made during the year	(270)

Balance as of December 31, 2002	$2,041

Note 8 — Impairment of loan to officer

      The Company had guaranteed up to $5 million of obligations of an officer of the Company, with respect to a margin loan with an investment bank that he established prior to 2001. On October 15, 2002, the investment bank called the Company’s guaranty of $5 million. The Company continues to seek repayment from the officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the officer made a cash payment of $0.5 million to the Company. The Company assessed the recoverability of the remaining balance of the loan with respect to the officer’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the officer’s indebtedness to the Company. Future payments by the officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

Note 9 — Revenue Information and Concentration of Credit Risks

      The Company’s products are grouped into two product lines: Wireless Wide Area Network, or WWAN, product line, and; Wireless Local Area Network, or WLAN, product line. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes 802.11a and ORiNOCO products. Prior to the March 26, 2002 merger with Proxim, Inc., the Company did not have a WLAN product line. Historical WLAN revenue prior to March 26, 2002 of the former Proxim, Inc. and prior to August 5, 2002 for the ORiNOCO products acquired from Agere are not reported in the table below. Revenue information by product line is as follows (in thousands):

	Year Ended December 31,

Product Line	2002	2001	2000

WWAN	$83,799	$105,730	$105,508
WLAN	60,861	—	—

Total revenue	$144,660	$105,730	$105,508

      The Company sells its products worldwide through a direct sales force, independent distributors, and value-added resellers. It currently operates in two geographic regions: North America and International. Revenue outside of the North America are primarily export sales denominated in United States dollars. Disaggregated financial information regarding the Company’s revenue by geographic region is as follows (in thousands):

	Year Ended December 31,

Geographical region	2002	2001	2000

North America	$89,890	$80,038	$70,479
International	54,770	25,692	35,029

Total revenue	$144,660	$105,730	$105,508

      The following table summarizes each customer which accounted for more than 10% of the Company’s total revenue each year:

	Year Ended
	December 31,

Geographical region	2002	2001	2000

Comstor	23%	29%	—
Somera	—	11%	21%
Tessco Technologies, Inc.	—	11%	—
Avant Telecoms, Inc. (a value-added reseller)	—	—	11%

      As of December 31, 2001 and 2000, approximately 78.0% and 77.0% of accounts receivable, respectively, were concentrated with ten customers.

Note 10 — Provision for Excess and Obsolete Inventory

      The Company recorded a provision for excess and obsolete inventory, including purchase commitments, totaling $12.7 million during 2002 as part of our restructuring charge, of which $7.7 million related to excess and obsolete inventory and $5.0 million related to purchase commitments. To mitigate the component supply constraints that have existed in the past, the Company had built inventory levels for certain components with long lead times and entered into longer-term commitments for certain components. The excess inventory charges were due to the following factors:

•	A sudden and significant decrease in demand for certain Lynx and Tsunami license-exempt point-to-point products;

•	Notification from customers that they would not be ordering as much as they had previously indicated;

•	Management’s strategy to discontinue the Lynx and Tsunami point-to-point licensed products in order to concentrate on the license-exempt products; and

•	Management’s strategy to discontinue certain Lynx and Tsunami license-exempt products in order to concentrate on selling next generation Lynx and Tsunami license-exempt products.

      Due to these factors, inventory levels exceeded the Company’s requirements based on current 12-month sales forecasts. The additional excess and obsolete inventory charge was calculated based on the inventory levels in excess of the estimated 12-month demand for each specific product family. The Company does not currently anticipate that the excess inventory subject to this reserve will be used at a later date based on our current 12-month demand forecast. The Company uses a 12-month demand forecast because the wireless communications industry is characterized by rapid technological changes such that if the Company has not sold a product after a 12-month period it is unlikely that the product will be sold. The following is a summary of the movements in the reserve for excess and obsolete inventory during the year ended December 31, 2002:

Balance as of December 31, 2001	$3,021
Additional reserve for excess and obsolete inventory	7,686
Balance acquired with Proxim, Inc.	45,114
Inventory scrapped	(22,976)

Balance as of December 31, 2002	$32,845

Note 11 — Restructuring Charges

      The Company accounts for restructuring charges under the provisions of Emerging Issues Task Force (“EITF”) No. 94-3“Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and Staff Accounting Bulletin (“SAB”) No. 100 regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations.

      During 2001, the Company recorded $1.8 million of restructuring charges related to the closure of its former Ubiquity operations and employee severance. The charges include $1.6 million of cash provisions, which include severance of $1.4 million for 26 employees and $0.2 million for future lease commitments and exit costs related to the Petaluma office facility. The charge also includes $0.2 million of non-cash provisions primarily related to fixed assets and other assets that will no longer be used at the facility.

      During 2002, the Company recorded $43.2 million of restructuring charges, including $35.4 million, $3.6 million, $2.3 million and $1.9 million in the first, second, third and fourth quarters of 2002, respectively, related to closure of certain facilities, discontinued product lines and severance pay. The charges include $40.8 million of cash provisions, which include severance of $7.4 million for 194 employees, $33.1 million for future lease commitments, net of estimated future sublease receipts, and exit costs related to the closure of four facilities, $0.3 related to consulting fees. The charge also includes $2.4 million of non-cash provisions related to fixed assets that will no longer be used at the facilities. The estimated future sublease receipts are based on current comparable rates for leases in the respective markets. If facility rental rates continue to decrease in these markets or if it takes longer than expected to sublease these facilities, the actual costs for closures of facilities could exceed the original estimate of $33.1 million.

      The following table summarizes the restructuring activities in 2001 and 2002 (in thousands):

	Severances	Facilities	Other	Total

Balance as of December 31, 2000	$—	$—	$—	$—
Provision charged to operations	1,382	208	226	1,816
Charges utilized	(1,184)	(156)	(46)	(1,386)

Balance as of December 31, 2001	198	52	180	430
Reclassifications among categories	—	180	(180)	—
Balance acquired with Proxim, Inc.	—	1,066	—	1,066
Provision charged to operations	7,395	33,080	2,702	43,177
Charges utilized	(7,593)	(3,928)	(2,702)	(14,223)

Balance as of December 31, 2002	$—	$30,450	$—	$30,450

Note 12 — Income Taxes

      The Company provides for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized.

      The components of the provision (benefit) for income taxes for the years ended December 31, 2002, 2001, and 2000 are as follows:

	Years Ended December 31,

	2002	2001	2000

Current
Federal	$—	$—	$6,135
State	—	13	864

	—	13	6,999
Deferred
Federal	2,067	(2,854)	(137)
State	1,157	(1,255)	(62)

	3,224	(4,109)	(199)
	$3,224	$(4,096)	$6,800

      The provision for income taxes differs from the amounts which would result by applying the applicable statutory Federal income tax rate to income before taxes, as follows (in thousands):

	Year Ended December 31,

	2002	2001	2000

Provision at federal statutory rate of 35%	$(82,819)	$(10,393)	$4,721
State income taxes, net of federal benefits	(12,069)	(242)	742
Goodwill impairment and amortization of intangible assets	36,860	3,148	668
Amortization of deferred stock compensation	299	1,819	1,545
In-process research and development	5,635	2,240	—
Change in valuation allowance	52,695	—	—
Research and development tax credits	(500)	(850)	(798)
Other	3,123	182	(78)

Total provision for taxes	$3,224	$(4,096)	$6,800

      The major components of the net deferred tax asset are as follows (in thousands):

	December 31,

	2002	2001

Deferred tax assets:
Inventory reserve	$13,383	$1,223
Goodwill and other intangibles assets	25,580	3,069
Restructuring reserve	12,407	174
Other reserves and accruals	9,361	5,150
Net operating losses	20,846	5,096
Research and development credit and other credits	9,023	1,011

Gross deferred tax asset	$90,600	$15,723
Valuation allowance	(90,600)	(4,374)

Net deferred tax asset	$—	$11,349

      As of December 31, 2002 the Company’s federal and state net operating loss carryforwards for income tax purposes were approximately $54.0 million and $18.0 million, respectively. If not utilized, these net operating loss carryfowards will begin to expire at various dates between 2006 and 2022. The Company’s federal and state research tax credit carryforwards for income tax purposes are approximately $5.1 million and $5.9 million, respectively. If not utilized the federal tax credit carryforwards will begin to expire in 2012. The Company has a valuation allowance of approximately $90.6 million as of December 31, 2002 for deferred tax assets because of uncertainty regarding their realization.

      Deferred tax assets of approximately $15.7 million as of December 31, 2002 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction to the income tax provision.

      The Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and credit carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests.

Note 13 — Loss Per Share Attributable to Common Stockholders

      The following is a reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations for the years ended December 31, 2002, 2001 and 2000 (in thousands except share data):

	Year Ended December 31,

	2002	2001	2000

Net income (loss) attributable to common stockholders	$(244,480)	$(25,598)	$6,295
Weighted average common shares outstanding	105,119	57,559	47,045

Basic net income (loss) per share	$(2.33)	$(0.44)	$0.13

	Year Ended December 31,

	2002	2001	2000

Weighted average common shares outstanding	$105,119	$57,559	$47,045
Potential diluted shares	—	—	2,638

Shares used in diluted computation	105,119	57,559	52,081

Diluted net income (loss) per share	$(2.33)	$(0.44)	$0.12

      For the year ended December 31, 2002 and 2001 net loss per share was computed using the weighted average number of ordinary shares outstanding during the period. Net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of converting stock options and warrants would be anti-dilutive. For the years ended December 31, 2002, 2001 and 2000 options to purchase 30,367,748, 10,258,659 and 716,000 shares of common stock were excluded from the diluted net income per share calculations. For the year ended December 31, 2002 and 2001 warrants to purchase 13,842,655 and 29,162 shares of common stock were excluded from the diluted net income per share calculations. For the year ended December 2000 options were anti-dilutive because the exercise prices was greater than the average market price of the common shares during the period.

      Basic and diluted income (loss) per share on extraordinary items for the three years in the period ended December 31, 2001 are as follows (in thousands except per share amounts):

	Year Ended December 31,

	2002	2001	2000

Basic and diluted loss on early extinguishment of debt, net of tax per share	$—	$—	$(0.01)
Shares used to compute the basic loss per share	105,119	57,559	47,045
Shares used to compute the diluted loss per share	105,119	57,559	52,081

Note 14 — Mandatorily Redeemable Convertible Preferred Stock

      Mandatorily Redeemable Convertible Preferred Stock, or Preferred Stock, at December 31, 2002 consists of the following:

				Total Number
				of Shares of
				Common Stock
			Liquidation	Issuable upon
	Authorized	Outstanding	Preference	Conversion

Series A	5,000,000	3,000,000	$75,000,000	3,000,000

      In August 2002, in connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., Warburg Pincus Private Equity VIII, L.P., Brodview Capital Partners L.P. and affiliated entities agreed to collectively invest $75 million in the Company. These investors received 1,640,000 shares of Series A Preferred Stock in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of our Common Stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital. A deemed preferred stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was also recorded to increase the loss attributable to holders of the Company’s Common Stock.

      Upon receipt of approval of the Company’s stockholders at a special meeting held on October 8, 2002, the notes issued to these investors (Note 4) were converted into 1,360,000 shares of Series A Preferred Stock and the Company granted to these investors additional warrants to purchase approximately 5.6 million shares of our common stock value at $1.7 million. In total, the investors were granted warrants to acquire 12,271,345 shares of Common Stock for approximately $3.06 per share value at $14.0 million. The Series A Preferred Stock and warrants issued to the investors represent approximately 25% of the Company’s outstanding Common Stock on an as-converted and as-exercised basis as of December 31, 2002.

      In Summary, the issuance of Preferred Stock, convertible notes and related warrants and the subsequent conversion, accretion and interest accrual were recorded as follows (in thousands):

			Additional
	Convertible	Preferred	Paid-In	Accumulated
	Notes	Stock	Capital	Deficit

Issuance of Series A Preferred Stock	$—	$41,000	$—	$—
Issuance of convertible notes	34,000	—	—	—
Issuance of warrants	—	(13,993)	13,993	—
Conversion of convertible notes	(34,000)	34,000	—	—
Deemed Preferred Stock dividend	—	—	2,740	(2,740)
Accretion of Preferred Stock redemption obligations	—	2,936	(1,046)	(1,890)
Accrued interest on convertible notes payable in Preferred Stock	—	469	—	—

Total	$—	$64,412	$15,687	$(4,630)

      The holders of Preferred Stock have various rights and preferences as follows:

Voting

      For so long as Warburg Pincus owns at least 25% of its shares of Series A Preferred Stock or the Common Stock issuable on conversion of its Series A Preferred Stock and exercise of its warrants, Warburg Pincus will have the right to nominate for election one member of the Company’s board of directors, who will sit on all major board committees for so long as such committee membership does not conflict with any applicable law or regulation or any listing requirements of the Nasdaq National Market.

      The approval of holders of a majority of the Series A Preferred Stock is separately required to approve changes to the Company’s certificate of incorporation or bylaws that adversely affect these holders’ rights, any offer, sale or issuance of the Company’s equity or equity-linked securities ranking senior to or equally with the Series A Preferred Stock, and any repurchase or redemption of the Company’s equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on the Company’s Common Stock.

Redemption

      In August 2007, the Company will be required to redeem all outstanding shares of Series A Preferred Stock, if any, for cash equal to their liquidation preference, which bears interest at 8% per annum, compounded semi-annually, for three years, plus accrued and unpaid dividends.

Dividends

      From August 2005 through August 2007, shares of Series A Preferred Stock will be entitled to cumulative dividends equal to 8% of their liquidation preference per year, payable, at the Company’s election, in cash or shares of the Company’s Common Stock valued at the then-market price;

Liquidation

      Each share of Series A Preferred Stock will have an initial liquidation preference of $25.00 and the liquidation preference will bear interest at 8% per annum, compounded semi-annually, for three years. The liquidation preference is subject to adjustments in the event the Company undertakes a business combination or other extraordinary transaction, or the Company are liquidated or dissolved.

Conversion

      In the event of a change of control of the Company, the Company will have the right to convert the Series A Preferred Stock into Common Stock if upon such conversion the holders of Series A Preferred Stock would receive liquid securities or cash with a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the liquidation preference, the Company may either modify the conversion price so that the consideration will equal 110% of the liquidation preference then in effect or repurchase the Series A Preferred Stock for cash at 101% of the liquidation preference then in effect. In addition, in the event of a change of control that occurs prior to August 2005, the liquidation preference will increase as necessary to provide for three years of accretion.

      Holders of Series A Preferred Stock have rights to acquire additional shares of the Company’s capital stock or rights to purchase property in the event of certain grants, issuance or sales.

      The conversion price of the Series A Preferred Stock, which initially shall be approximately $3.06 per share, will be subject to customary weighted average anti-dilution adjustments and other customary adjustments.

      At December 31, 2002, the Company has reserved 43,325,672 shares of Common Stock for the conversion of Preferred stock.

Note 15 — Stockholders’ Equity

Common Stock

      The Company’s authorized common stock consists of Class A and Class B common stock. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the election of the stockholder or, prior to the Company’s initial public offering, upon such event.

      In conjunction with the recapitalization transaction in 1999 the Company repurchased 42,000,000 shares of Class B common stock for $21.0 million from Glenayre Technologies Inc. and held these shares as treasury stock.

      Simultaneously with the closing of the Company’s initial public offering, all of the Company’s then outstanding 38,000,000 shares of Class B common stock and 42,000,000 shares of Class B treasury stock were automatically converted into 38,000,000 shares of Class A common stock and 42,000,000 shares of Class A treasury stock, respectively.

      On March 26, 2002 the Company acquired Proxim, Inc. for 59,506,503 shares of Class A Common Stock.

      As of December 31, 2002, there were 162,328,944 shares of Class A Common Stock issued and outstanding and 42,185,534 shares of Class A treasury stock.

Warrants

			Total
			Number of
			Shares
	Warrants for		Issuable upon
	Class A	Exercise Price	Exercise of
	Common Stock	Per Share	Warrants

Balance at December 31, 2001	29,162	$9.61-$14.01	29,162
Issuance of warrants in connection with merger with Proxim, Inc.	2,228,881	$6.85-$13.23	2,228,881
Issuance of warrants in connection with financing arrangements	12,271,345	$3.06	12,271,345
Warrants expired	(686,733)	$11.91-$13.23	(686,733)

Total	13,842,655	—	13,842,655

      In connection with a new operating lease entered into in September 2000, the Company issued 25,000 warrants to the lessor in November 2000. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of $14.01 per share. These warrants are exercisable during the period beginning on January 1, 2001 and ending on December 1, 2005. The Company has estimated the fair value of the warrants using the Black-Scholes option valuation model and has determined the compensation expense throughout the life of the lease to be immaterial.

      In connection with the acquisition of WirelessHome Corporation, the Company assumed a warrant to purchase 4,162 shares of the Company’s Class A common stock at an exercise price of $9.61 per share. These warrants will expire on December 16, 2009.

      In connection with the acquisition of Proxim, Inc., the Company assumed warrants to purchase 362,803, 323,930 and 1,542,148 shares of the Company’s Class A common stock at an exercise price of $11.91 and $13.23 and $6.85 per share, respectively. These warrants expire on April 28, 2002, June 2, 2002 and November 27, 2005. As of December 31, 2002 1,542,148 warrants were outstanding.

      In connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., the Company issued 12,271,345 warrants to Warburg Pincus Private Equity VIII, L.P., Brodview Capital Partners L.P. and affiliated entities. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of approximately $3.06 per share. The Company has estimated the fair value of the warrants using the Black-Scholes option valuation model totaling $14.0 million (Note 14). The warrants will expire on December 31, 200x. The following assumptions were applied when estimating the fair value of the warrants issued in the year ended December 31, 2002 using the Black-Scholes option pricing model:

Year Ended
December 31,
2002

Risk-free interest rate	3.21%
Expected life of option	5 years
Dividend yield	0%
Volatility of common stock	114%

Deferred Stock Compensation

      In connection with the grant of certain stock options and sales of certain stock to employees and directors during fiscal 2000, the Company recorded deferred stock compensation within stockholders’ equity of $8.5 million, representing the difference between the estimated fair value of the common stock and the option exercise price of these options at the date of grant or the stock sale price at the date of sale. Such amount is presented as a reduction of stockholders’ equity. The portion of deferred stock compensation associated with the stock options was amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided; however, the method results in a front-loading of the compensation expense. For the portion of deferred stock compensation associated with stock sales, the Company records the expense over the period the shares are vested using the accelerated method. For the year ended December 31, 2002 the Company recorded amortization of deferred compensation, net of cancellations, of $855,000.

      As part of the WirelessHome acquisition, the Company assumed certain vested and unvested options that when exercised would result in approximately 14,400 and 113,000 shares of common stock outstanding, respectively. These options have an average exercise price of $3.01 per share of the Company’s common stock. The unvested options resulted in additional deferred compensation of $0.3 million recorded as of the date of acquisition which is amortized over the remaining vesting period using the accelerated method.

      During the year ended December 31, 2001, the Company reversed approximately $1.8 million of deferred stock compensation previously recorded due to cancellations of unexercised stock options.

      During the year ended, as a result of WirelessHome meeting the development milestones, the Company released and issued 558,950 shares to individuals who were directly involved in the completion of the development milestones and accordingly recorded $2.2 million of stock compensation expense. As of December 31, 2003, all deferred stock compensation was amortized.

Employee’s Stock Forward Sale Agreements

      On December 20, 2001 the Company entered into stock forward sale agreements with certain employees. Under these agreements the Company will buy back 78,138 shares at $7.91 in March 2002. The Company recorded the difference between the stock price on December 20, 2001, $5.45 and the guaranteed price per share of $7.91 as stock compensation expense for a total of $192,000 in the fourth quarter of 2001. The Company recorded the difference between the stock price on March 25, 2002, $2.37 and the stock price on December 20, 2001, $5.45 as stock compensation expense for a total of $241,000 in 2002.

Stock Option Plans

Employee Stock Purchase Plan

      In June 2000, the Company adopted the Western Multiplex Corporation Employee Stock Purchase Plan (“ESPP”), which is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. An annual increase in shares reserved will occur on the first day of each of the Company’s fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 as defined in the ESPP. As of December 31, 2002, 1,500,000 shares of Class A common stock was reserved for issuance under the ESPP.

      In August 2000, subsequent to the completion of the Company’s initial public offering, the Company began to administer the plan by enrolling participants in the plan and processing payroll deductions. The first day of the offering period was August 1, 2000. On January 31, 2001, the Company issued 123,025 shares at $10.20 per share to employees participating in the ESPP. On July 31, 2001, the Company issued 7,241 shares at $4.80 per share to employees participating in the ESPP. On January 31, 2002, the Company issued 56,511 shares at $2.52 per share to employees participating in the ESPP. On July 31, 2002 the Company issued 191,045 shares at $2.18 per share to employees participating in the ESPP.

1999 Stock Incentive Plan

      In November 1999, the Company adopted the Western Multiplex Corporation 1999 Stock Incentive Plan (the “1999 Plan”) for key employees, officers, directors, and consultants. The Company has reserved for issuance 13,500,000 shares of Class A common stock under the 1999 Plan. The type of awards that may be made under the 1999 Plan are incentive stock options, non-qualified options, stock appreciation rights, and other stock-based awards.

      The exercise price for stock options may not be less than 100% of the fair market value of the Company’s Class A common stock on the date of the grant (110% for any option granted to any stockholder who owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation), as determined by the Compensation Committee. An option may not vest at less than 20% per year over five years, and will vest on the specific schedule established by the Compensation Committee.

Ubiquity Communication Plans

      In connection with the acquisition of Ubiquity Communication, Inc. on March 24, 2000, the Company assumed the obligations under Ubiquity Communication’s equity incentive plans (“Ubiquity Plans”). As a result, all options granted under the Ubiquity Plans became options to purchase shares of the Company’s common stock. As of March 24, 2000, the Company assumed 137,727 options that had been granted under these plans. As of March 29, 2002, the Company had no options outstanding under the Ubiquity Plans.

Platinum IP Stock Incentive Plan

      In connection with the acquisition of WirelessHome on March 22, 2001, the Company assumed obligations under WirelessHome’s Platinum IP Stock Incentive Plan (“WirelessHome Plan”). As a result, all options granted under the WirelessHome Plan became options to purchase shares of the Company’s common stock. As of March 22, 2001, the Company assumed certain vested and unvested options that when exercised would result in approximately 14,400 and 113,000 shares of common stock outstanding. As a result of WirelessHome meeting the development milestones, in the fourth quarter of 2001 the Company issued 75,380 options, which were previously held in escrow to employees who were directly involved in the completion of the development milestones.

Proxim, Inc. Stock Incentive Plans

      In connection with the acquisition of Proxim, Inc. on March 26, 2002, the Company assumed obligations under Proxim, Inc. Stock Incentive Plan (“Proxim Plan”). As a result, all options granted under the Proxim Plan became options to purchase shares of the Company’s common stock. As of March 26, 2002, the Company assumed certain vested and unvested options that when exercised would result in approximately 8,679,657 and 7,294,702 shares of common stock outstanding.

2002 Nonstatutory Merger Stock Option Plan

      In March 2002, the Company established the 2002 Nonstatutory Merger Stock Option Plan, or the 2002 Plan, and reserved 7.0 million shares of Class A Common Stock for issuance to employees and officers upon exercise of awards granted thereunder. The 2002 Plan provides for the grant of awards in the form of stock options, restricted stock, performance shares, restricted stock units, and stock unit awards to employees and officers at prices not less than 100% of the fair market value of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratably over a 36-month period.

2002 Acquisition Stock Option Plan

      In August 2002, the Company established the 2002 Acquisition Stock Option Plan, or the 2002 Acquisition Plan, and reserved 5.0 million shares of Class A Common Stock for issuance to employees and officers upon exercise of awards granted thereunder. The 2002 Acquisition Plan provides for the grant of awards in the form of stock options, restricted stock, performance shares, restricted stock units, and stock unit awards to employees and officers at prices not less than 100% of the fair market value of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratably over a 36-month period.

2000 Stock Option Plan for Non-Employee Directors

      In June 2000, the Company adopted the 2000 Stock Option Plan for Non-Employee Directors. The Company has reserved for issuance a maximum of 1,500,000 shares of common stock pursuant to the grant of non-qualified stock options to newly elected members of the board of directors who are not employees of our Company.

      The exercise price of any option granted under this plan is the per share fair market value of the Company’s common stock on the date the option is granted except with respect to the initial grants made as of June 8, 2000 for which the exercise price is $8.50. An individual who becomes a director will receive an initial grant of an option to purchase 100,000 shares of the Company’s common stock, which option will be immediately vested upon grant as to one-third of the shares subject to the option. The option will then become vested as to one-third of the shares on each of the first and second anniversaries of the date of the initial grant, so long as the director continues to serve on the Company’s board of directors on each vesting date. In addition, so long as a director continues to serve on the Company’s board of directors, the director will, as of the third anniversary of the date of the initial grant and triennially thereafter, receive an additional option to purchase 15,000 shares, the terms of which will be the same as those described above. On March 29, 2002 the Company had issued 60,000 stock options at an exercise price of $4.08.

      The following table summarizes stock options activity under all the Plans:

		Options Outstanding

			Weighted Average
	Options Available	Number of Shares	Exercise Price

Balance at December 31, 1999	10,500,000	—	$—
Authorized	1,637,727	—	—
Granted	(7,633,227)	7,633,227	4.62
Exercised	—	(16,000)	0.50
Cancelled	183,499	(183,499)	6.71

Balance at December 31, 2000	4,687,999	7,433,728	4.53
Authorized	3,185,998	—	—
Granted	(5,832,825)	5,832,825	6.55
Exercised	—	(1,328,772)	0.56
Cancelled	1,679,122	(1,679,122)	5.92

Balance at December 31, 2001	3,720,294	10,258,659	5.91
Authorized	38,744,226	—	—
Granted	(26,788,631)	26,788,631	4.46
Exercised	—	(683,582)	0.57
Cancelled	5,994,446	(5,995,960)	6.22

Balance at December 31, 2002	21,670,335	30,367,748	$4.63

      As part of the merger with Proxim, Inc., the Company assumed certain vested and unvested options that when converted would result in approximately 8.7 million and 7.3 million shares of common stock outstanding. These options have a weighted average exercise price of $5.75 per share. Additionally, approximately 10.8 million shares were available under Proxim, Inc. plans.

      The following table summarizes options outstanding and options exercisable at December 31, 2002 under all the Plans:

	Options Outstanding
				Options Exercisable
		Weighted Average
	Number of	Contractual Life	Weighted Average	Number of	Weighted Average
Range of Exercise Prices	Shares	(in years)	Exercise Price	Shares	Exercise Price

$ 0.20-$ 0.50	1,920,589	7.1	$0.50	1,906,341	$0.50
$ 1.13-$ 3.21	12,263,638	8.7	$2.53	2,335,908	$2.86
$ 3.32-$ 5.08	9,208,009	9.0	$3.70	5,533,812	$3.68
$ 5.13-$10.00	4,595,738	7.6	$7.57	4,228,626	$8.25
$10.02-$29.11	2,379,774	7.6	$15.56	2,024,095	$15.91

$ 0.20-$29.11	30,367,748	8.4	$4.63	16,028,782	$5.93

Pro forma fair value disclosure under SFAS No. 123 and 148

      The weighted average estimated grant date fair value, as defined by SFAS No. 123, for stock options granted under its stock option plans during 2002, 2001 and 2000 was $2.02, $6.06 and $4.40 per share, respectively. The weighted average estimated grant date fair value of stock purchase rights granted pursuant to its employee stock purchase plan during 2002 and 2001 was $1.85 and $2.86 per share, respectively. The estimated grant date fair value disclosed by the Company is calculated using the Black-Scholes option pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from its stock option and purchase awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

      The following weighted average assumptions are included in the estimated grant date fair value calculations for its stock option and purchase awards:

	Year Ended December 31,

	2002	2001	2000

Risk-free interest rate	3.10%	4.00%	6.00%
Average expected life of option	2.5 years	4 years	4 years
Dividend yield	0%	0%	0%
Volatility of common stock	1.66	1.43	2.92

      Had the Company recorded compensation based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans and stock purchase plan, the net income (loss) and net income (loss) per share would have been changed to the pro forma amounts below for the years ended December 31, 2002, 2001 and 2000 (in thousands, except per share amounts):

	Years Ended December 31,

	2002	2001	2000

Net loss:
Net income (loss) as reported	$(244,480)	$(25,598)	$6,295
Less: Stock-based compensation expense determined under fair value method	(16,211)	(24,267)	(12,121)

Pro forma net loss	$(260,691)	$(49,865)	$(5,826)

As reported:
Basic earnings (loss) per share	$(2.33)	$(0.44)	$0.13
Diluted earnings (loss) per share	$(2.33)	$(0.44)	$0.12
Pro forma:
Basic loss per share	$(3.13)	$(0.87)	$(0.12)
Diluted loss per share	$(3.13)	$(0.87)	$(0.12)

      The pro forma effect on net income (loss) and net income (loss) per share for 2002, 2001 and 2000 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

Note 16 — Commitments and Contingencies

      The Company occupies its facilities under several non-cancelable operating lease agreements expiring at various dates through November 2010, and requiring payment of property taxes, insurance, maintenance and utilities. Future minimum lease payments under non-cancelable operating leases at September 27, 2002 were as follows (in thousands):

Year Ending December 31:

2003	$9,380
2004	10,051
2005	9,938
2006	8,791
2007	8,477
Thereafter	19,181

Total minimum lease payments	$65,818

      Total rental expenses related to these operating leases were $9.2 million, $3.7 million and $478,000 for 2002, 2001 and 2000, respectively.

      For the year ended December 31, 2002 the Company recorded a restructuring charge relating to the committed future lease payment for closed facilities, net of estimated future sublease receipts, of $34.3 million, was included in the above disclosures.

Note 17 — Legal Proceedings

      The Company’s involvement in patent and International Trade Commission litigation with respect to alleged infringement of certain of its United States patent rights related to direct sequence wireless local area networking technology has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources of the combined company. In addition, this litigation, if determined adversely to us, could result in the payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could materially and adversely affect our business, financial condition and operating results.

      On March 8, 2001, Proxim, Inc. filed two lawsuits for infringement of three United States Patents for wireless networking technology: one suit in the U.S. District Court for the District of Massachusetts against Cisco Systems, Incorporated and Intersil Corporation; and one suit in the U.S. District Court for the District of Delaware against 3Com Corporation, SMC, Symbol Technologies and Wayport. These suits sought an injunction against continued infringement, damages resulting from the infringement and the defendants’ conduct, interest on the damages, attorneys’ fees and costs, and such further relief as the respective courts deem just and appropriate.

      On March 9, 2001, Proxim, Inc. filed suit with the International Trade Commission (ITC) in Washington, D.C. asking the ITC to stop the importation of products that infringe its patented wireless networking technology. Eight companies are identified in this action; Acer, Addtron, Ambicom, Compex, D-Link, Enterasys, Linksys and Melco. Proxim, Inc. notified these and other companies that it believed to have been infringing its patents. On May 9, 2001, Proxim, Inc. filed to remove Compex from the ITC complaint as Compex entered into an agreement with Proxim, Inc. to license these patents. Intersil and Agere have filed motions to intervene in the proceedings before the ITC and these motions have been approved by the ITC.

      On or about April 24, 2001, Intersil Corporation and Cisco Systems, Incorporated filed suit in the U.S. District Court for the District of Delaware seeking that Proxim, Inc.’s patents be found invalid, unenforceable and not infringed. Intersil and Cisco sought damages and attorneys’ fees from Proxim, Inc. based upon alleged breach of contract and unfair competition.

      On or about May 1, 2001, Symbol Technologies filed patent infringement counterclaims in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol WLAN patents. Symbol is seeking unspecified damages and a permanent injunction against Proxim, Inc. related to these infringement claims.

      On or about May 31, 2001, Agere filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed three Agere patents. Agere sought unspecified damages and a permanent injunction against Proxim, Inc. related to its infringement claims. On July 9, 2001, Proxim, Inc. filed an amended answer and counterclaim to the Agere suit. Proxim, Inc. sought declaratory judgment for non-infringement, invalidity and unenforceability of certain Agere patents, as well as damages for violation of the antitrust laws of the United States.

      On August 8, 2001, Proxim, Inc. filed an amended answer and counterclaim, and further sought damages for violation of the antitrust laws of the United States. On December 13, 2001, Proxim, Inc. filed a second amended answer and counterclaim, and sought to add Agere’s parent, Agere Guardian Systems Inc., as a party.

      On December 4, 2001, Symbol filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol patents related to systems for packet data transmission. Symbol sought an award for unspecified damages and a permanent injunction against Proxim, Inc. based on alleged patent infringement counterclaims. On December 18, 2001, Proxim, Inc. filed an answer and counterclaims seeking declaratory judgments for non-infringement, invalidity and unenforceability of the four asserted Symbol patents, injunctive and monetary relief for Symbol’s infringement of a Proxim, Inc. patent, monetary relief for Symbol’s false patent marking, and injunctive and monetary relief for Symbol’s unfair competition under the Lanham Act, common law unfair competition and tortious interference.

      On August 5, 2002, in connection with the Company’s acquisition of the 802.11 WLAN systems business from Agere, the Company announced that we had entered into a cross-license agreement with Agere whereby, in part, the Company and Agere agreed to settle the pending patent-related litigation between the two companies.

      On March 17, 2003, the Company announced a settlement with Intersil Corporation to resolve all pending patent-related litigation between the two companies. Under the terms of the agreement, the Company and Intersil have agreed to dismiss all claims against each other, including lawsuits before the International Trade Commission and Delaware and Massachusetts Federal Courts.

      The Company is party to disputes, including legal actions, with a number of suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from the declines in demand for our products during 2001 and 2002 and the commensurate reductions in manufacturing volumes. The Company has recorded reserves related to these disputes to the extent that management believes that the Company is liable. The Company intends to vigorously defend itself in these matters.

      The results of any litigation matters are inherently uncertain. In the event of any adverse decision in the described legal actions or disputes, or any other related litigation with third parties that could arise in the future with respect to patents or other intellectual property rights relevant to our products, the Company could be required to pay damages and other expenses, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. These matters are in the early stages of litigation and, accordingly, the Company cannot make any assurance that these matters will not materially and adversely affect the Company’s business, financial condition, operating results, or cash flows.

Note 18 — Supplemental Cash Flow Data

      The Company paid cash of $51.5 million in connection with its merger with Proxim, Inc. and the acquisition of nBand and the 802.11 WLAN systems business of Agere in the year ended December 31, 2002, and paid cash of $12.7 million for the acquisition of WirelessHome in December 31, 2001, respectively, as follows (in thousands):

	Year Ended December 31,

	2002	2001

Purchase price	$246,454	$28,200
Common stock issued	(159,039)	(15,289)
Accrued transactions costs	—	(173)

Cash paid	87,415	12,738
Less: cash acquired	(35,961)	(72)

Net cash used in acquisitions	$51,454	$12,666

Note 19 — Employee Benefit Plan

      The Company adopted an Employees’ Investment 401(k) Plan that covers all employees and provides that the Company match employees’ salary deferrals up to 4% of eligible employee compensation. The amounts charged to continuing operations were $936,000 and $795,000 and $521,000 in 2002, 2001 and 2000, respectively.

Note 20 — Subsequent Event

      On March 17, 2003, the Company announced a settlement with Intersil Corporation to resolve all pending patent-related litigation between the two companies. Under the terms of the agreement, the Company and Intersil have agreed to dismiss all claims against each other, including lawsuits before the International Trade Commission and Delaware and Massachusetts Federal Courts.

      As part of the confidential settlement agreement the two companies have entered into a patent cross-license agreement for their respective patent portfolios and Intersil will make a one-time payment of $6 million to the Company. The two companies have also entered into a product supply agreement defining the terms under which the Company will be able to purchase 802.11 products that utilize Intersil’s chipsets.

      The Company expects to pay its patent litigation attorneys approximately $3 million as final settlement of outstanding legal fees and expenses related to the terminated patent litigation. The Company will record the amount of approximately $6 million as licensing revenue in the quarter ending March 28, 2003.